                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             ___________________

                                   FORM 8-K


                                CURRENT REPORT



                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported):  MARCH 30, 1995

                            UNITED STATIONERS INC.
            (Exact name of registrant as specified in its charter)


          DELAWARE                       0-10653                36-3141189
(State or other jurisdiction           (Commission           (IRS Employer
     of incorporation)                 File Number)          Identification No.)


2200 EAST GOLF ROAD
DES PLAINES, ILLINOIS                                  60016-1267
(Address of principal executive offices)               (ZIP Code)



Registrant's telephone number, including area code: (708) 699-5000




THIS FORM 8-K CONSISTS OF 46 PAGES WITH THE INDEX TO EXHIBITS APPEARING ON PAGE 46.

ITEM 1.  CHANGE IN CONTROL OF REGISTRANT.

                                THE ACQUISITION

       On March 30, 1995, pursuant to an Agreement and Plan of Merger, dated as of February 13, 1995 (the "Merger Agreement"), between Associated Holdings, Inc., a Delaware corporation ("Associated") and United Stationers Inc., a Delaware corporation (the "Company"), Associated purchased 17,201,839 shares of Common Stock, $0.10 par value (the "Shares"), of the Company at a net purchase price of $15.50 per share, or approximately $266.6 million in the aggregate, from the Company's stockholders in accordance with the terms of its tender offer (the "Offer") that expired on March 22, 1995. On March 30, 1995, pursuant to the terms of the Merger Agreement, Associated was merged with and into the Company, with the Company surviving (the "Merger"), and immediately thereafter, Associated Stationers, Inc., a Delaware corporation and wholly-owned subsidiary of Associated ("ASI") was merged with and into United Stationers Supply Co., an Illinois corporation and wholly-owned subsidiary of the Company ("USSC"), with USSC surviving (the "Subsidiary Merger" and, together with the Merger, the "Mergers"). The time which the Mergers became effective is referred to herein as the "Effective Time," and the acquisition of the Shares by Associated pursuant to the Offer together with the Mergers is referred to herein as the "Acquisition." For a discussion of the financing of the Acquisition, see "Financing the Acquisition" and "Ownership of Voting Securities."

       At the Effective Time of the Merger, (i) each Share (other than those Shares owned by Associated or its affiliates (the "Associated-Owned Shares"), Shares held by the Company or its subsidiaries (the "Treasury Shares") (which were canceled) and Shares as to which statutory appraisal rights were validly exercised and perfected in respect of the Merger and not withdrawn (the "Dissenting Shares")) remained outstanding and unaffected by the Merger, (ii) each share of common stock, $0.01 par value (the "Associated Common Stock") outstanding immediately prior to the Merger was converted into 3.446286 Shares and each warrant or option to acquire shares of Associated Common Stock outstanding immediately prior to the Merger was converted into the right to purchase 3.446286 Shares for each share of Associated Common Stock into which such warrant or option was exercisable immediately prior to the Merger, (iii) each outstanding share of class A preferred stock, $0.01 par value, of Associated was converted into one share of Series A Preferred Stock, $0.01 par value (the "Series A Preferred Stock"), of the Company, (iv) each outstanding share of class B preferred stock, $0.01 par value, of Associated was converted into one share of Series B Preferred Stock, $0.01 par value (the "Series B Preferred Stock"), of the Company, and (v) each outstanding share of class C preferred stock, $0.01 par value, of Associated was converted into one share of Series C Preferred Stock, $0.01 par value (the "Series C Preferred Stock"), of the Company. In addition, prior to consummation of the Merger, the Company made adjustments to all stock options held by executive officers and directors of the Company such that such options were terminated at the Effective Time, with the holders thereof being entitled to receive cash in settlement thereof.

       Immediately following the Merger, the number of outstanding Shares was 5,857,923 (or 6,973,720 on a fully-diluted basis), of which (i) the former holders of Associated Common Stock and warrants or options to purchase Associated Common Stock in the aggregate owned 4,463,179 Shares constituting approximately 76.2% of the outstanding Shares and outstanding warrants or options for 1,115,797 Shares (collectively 80.0% on a fully-diluted basis) and
(ii) pre-Merger holders of Shares (other than Associated-Owned Shares and Treasury Shares) in the aggregate owned 1,394,744 Shares constituting approximately 23.8% of the outstanding Shares (or 20.0% on a fully-diluted basis).

       Upon consummation of the Merger, pursuant to the terms of the Merger Agreement, seven of the nine directors of the Company serving prior thereto were replaced by nominees designated by Associated. Such directors designated by Associated comprise the persons who were the directors of Associated prior to the Acquisition. See "Management."

       Prior to the Acquisition, Associated, through its wholly-owned subsidiary, ASI, was engaged in the wholesale distribution of a broad line of office products. Associated and ASI were formed in January 1992 and August 1991, respectively, by Wingate Partners, L.P., a Delaware limited partnership ("Wingate Partners").

                           FINANCING THE ACQUISITION

GENERAL

       The total amount of funds required by Associated to consummate the Acquisition, buy out the Company stock options, refinance certain existing indebtedness of USSC and ASI and pay related fees and expenses was approximately $558.5 million. In order to finance such amount, Associated, ASI, the Company and USSC entered into (i) the New Credit Facilities (as hereinafter defined) with a group of banks and financial institutions led by The Chase Manhattan Bank (National Association) ("Chase Bank") providing for term loan borrowings of $200.0 million and revolving loan borrowings of up to $300.0 million and (ii) a senior subordinated bridge loan facility with The Roebling Fund, whose investors comprise a group of banks and financial institutions, including Chase Bank, in the aggregate principal amount of $130.0 million (the "Subordinated Bridge Facility"). In connection with the Acquisition, aggregate proceeds of approximately $416.5 million under the New Credit Facilities, together with the $130.0 million in proceeds of the loan (the "Bridge Loan") under the Subordinated Bridge Facility made by certain lenders to finance the purchase of a portion of the Shares in the Offer, were used to (i) finance the purchase of Shares pursuant to the Offer, (ii) refinance certain existing indebtedness of ASI, the Company and USSC, (iii) terminate the Company stock options, and (iv) pay certain of the fees, expenses and financing costs relating to the Acquisition. In addition, simultaneously with the consummation of the Offer, Associated obtained $12.0 million from the sale of additional shares of Associated Common Stock to certain existing holders of Associated Common Stock or warrants to purchase Associated Common Stock, which was used to finance in part the purchase of Shares pursuant to the Offer. See "Financing the

Acquisition -- Equity Investment." The aggregate proceeds under the New Credit Facilities consist of $125.0 million under the Tranche A Facility (as hereinafter defined), $75.0 million under the Tranche B Facility (as hereinafter defined) and approximately $216.5 million under the Revolving Credit Facility (as hereinafter defined).

       The following table sets forth the approximate amounts and sources and uses of funds that were necessary to consummate the Offer and the Merger:

                                                                     (DOLLARS IN
                                                                     THOUSANDS)

Sources:
    New Credit Facilities(1) ......................................   $416,537
    Subordinated Bridge Facility ...............................       130,000
    Equity Investment .............................................     12,000
                                                                      --------

       Total Sources ..............................................   $558,537
                                                                      ========

Uses:
    Purchase Shares ...............................................   $266,629
    Refinance Existing USSC Debt ..................................    180,752
    Refinance Existing ASI Debt ...................................     78,856
    Estimated Fees and Expenses(2) ................................     29,300
    Other(3) ......................................................      3,000
                                                                      --------

       Total Uses .................................................   $558,537
                                                                      ========

______________


(1) Includes borrowings of approximately $206.8 million at the time of consummation of the Acquisition and approximately $9.7 million of additional revolving loan borrowings used to pay fees and expenses after the Acquisition.

(2) Excludes approximately $2.6 million borrowed by USSC and $3.2 million borrowed by ASI prior to closing of the Offer to pay fees and expenses in connection with consummation of the Acquisition. These amounts are included under "Refinance Existing USSC Debt" and "Refinance Existing ASI Debt," respectively, above.

(3) This amount was used to terminate the Company stock options. This amount excludes approximately $3.2 million borrowed by USSC prior to closing of the Offer to discharge compensation and other liabilities in connection with consummation of the Acquisition. This latter amount is included under "Refinance Existing USSC Debt" above.

LOAN FACILITIES

       New Credit Facilities. Immediately prior to acceptance for payment of Shares in the Offer, Associated and ASI entered into a credit agreement (the "New Credit Agreement") with Chase Bank, as agent, and a group of banks and financial institutions (including Chase Bank, the "Senior Lenders"), providing for (a) a tranche A term loan facility (the "Tranche A Facility") in an aggregate principal amount of $125,000,000, (b) a tranche B term loan facility in an aggregate principal amount of $75,000,000 (the "Tranche B Facility" and, together with the Tranche A Facility, the "Term Loan Facilities") and (c) a revolving credit facility (the "Revolving Credit Facility" and, together with the Term Loan Facilities, the "New Credit Facilities") in an aggregate principal amount of up to $300,000,000, including a $90,000,000 sublimit available for issuance of letters of credit. Upon consummation of the Mergers, the obligations of Associated and ASI in respect of the New Credit Agreement were assumed by the Company and USSC, respectively.

       The following is a summary of the principal terms of the New Credit Agreement, which summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the New Credit Agreement.

       The loans outstanding under the Term Loan Facilities and the Revolving Credit Facility bear interest, at USSC's option, equal to (i) the Base Rate (as hereinafter defined) plus 2.25% (if the Tranche B Facility) or 1.75% (if either the Tranche A Facility or the Revolving Credit Facility) or (ii) LIBOR (as defined in the New Credit Agreement), based on one, two, three or six month periods, provided that until the date 90 days after the Merger Date (as defined in the New Credit Agreement), each interest period shall be one month and shall be coterminous with other outstanding LIBOR loans, plus 3.25% (if the Tranche B Facility) or 2.75% (if the Tranche A Facility or the Revolving Credit Facility), with the applicable margins for all but the Tranche B Facility being subject to reductions based on a debt to cash flow ratio test.

       Amounts outstanding under the Tranche A Facility are required to be repaid in 20 consecutive quarterly installments, the first four of which (each in the aggregate principal amount of $3,750,000) will be due on the last day of each of the first four calendar quarters commencing with the quarter ending June 30, 1995. Subsequent quarterly payments under the Tranche A Facility are each in the aggregate principal amount of $6,250,000 for each of the eight consecutive calendar quarters commencing with the quarter ending June 30, 1996 and $7,500,000 for each of the eight consecutive calendar quarters commencing with the quarter ending June 30, 1998. Amounts outstanding under the Tranche B Facility will be repaid in 28 consecutive quarterly installments, the first twenty of which (in the aggregate principal amount of $250,000 each) will be due on the last day of each of the first twenty calendar quarters commencing with the quarter ending June 30, 1995. The remaining eight installments in the aggregate principal amount of $8,750,000 each will be due on the last day of each calendar quarter commencing with the quarter ending June 30, 2000. The final installments under the Tranche A Facility and the Tranche B Facility will be payable on March 31, 2000 and March 31, 2002, respectively. The Revolving Credit Facility will mature on March 31, 2000.

       The Revolving Credit Facility is subject to (i) a borrowing base equal to 80% of Eligible Receivables (as defined in the New Credit Agreement) plus 50% of Eligible Inventory (as defined in the New Credit Agreement) (provided that no more than 60% or, during certain periods 65%, of the Borrowing Base may be attributable to Eligible Inventory) plus the aggregate amount of cover for Letter of Credit Liabilities (as defined in the New Credit Agreement) and (ii) the requirement that, for each fiscal year commencing January 1, 1996, USSC must repay revolving loans so that for a consecutive period of 30 days in each fiscal year the aggregate revolving loans do not exceed $200,000,000.

       Loans under the Term Loan Facilities and the Revolving Credit Facility may be prepaid at any time and are subject to certain mandatory prepayments out of (i) net proceeds in excess of $15,000,000 received from the issuance of equity by USSC or any of its subsidiaries after the Merger Date (as defined in the New Credit Agreement), (ii) net proceeds from certain asset sales in excess of $10,000,000 and (iii) 50% of USSC's Excess Cash Flow (as defined in the New Credit Agreement) if the Debt to Cash Flow Ratio (as defined in the New Credit Agreement) as of the last day of the fiscal year is less than 3 to 1 and otherwise 75% of USSC's Excess Cash Flow. Optional prepayments under the Term Loan Facilities will be applied, pro rata to loans outstanding under the Tranche A Facility and the Tranche B Facility (pro rata to the remaining installments). Mandatory prepayments will be applied first, pro rata to loans outstanding under the Tranche A Facility and the Tranche B Facility (pro rata to the remaining installments), and second, to the permanent reduction of commitments (and the payment of loans outstanding) under, the Revolving Credit Facility.

       The Term Loan Facilities and the Revolving Credit Facility are guaranteed, on a joint and several basis, by the Company and will be guaranteed by all of the direct and indirect domestic subsidiaries of USSC (if any).

       The Term Loan Facilities and the Revolving Credit Facility are secured by perfected first priority pledges of the stock of USSC, all of the stock of the domestic direct and indirect subsidiaries of USSC and certain of the stock of all of the foreign direct and indirect subsidiaries of USSC and security interests in and liens upon all accounts receivable, inventory, contract rights and other personal and real property of USSC and its domestic subsidiaries.

       The New Credit Agreement contains representations and warranties, affirmative and negative covenants and events of default customary for financings of the type. USSC intends to obtain the consent of the requisite percentage of Senior Lenders under the New Credit Agreement to permit the redemption of certain shares of preferred stock of the Company.

       The Company and USSC are obligated under the New Credit Agreement to pay the costs and expenses arising in connection with the preparation, execution, and delivery of the New Credit Agreement and to indemnify the Senior Lenders (and their respective officers, directors, employees and affiliates) against certain liabilities in connection with the Acquisition and the New Credit Facilities.

       Subordinated Bridge Facility. Immediately prior to the acceptance for payment of Shares in the Offer, Associated and ASI entered into the Subordinated Bridge Facility with The Roebling Fund, as agent and lender, and Chase Bank, as lender, providing for the Bridge Loan to ASI in an aggregate principal amount of $130,000,000. Upon consummation of the Mergers, the obligations of Associated and ASI in respect of the Subordinated Bridge Facility were assumed by the Company and USSC, respectively. The Subordinated Bridge Facility is anticipated to be refinanced in full from a portion of the proceeds of the sale by USSC of senior subordinated notes.

       The Subordinated Bridge Facility will mature on March 30, 1996 but, subject to certain conditions, is convertible by USSC into Rollover Loans (as defined in the Subordinated Bridge Facility) maturing in 2005. The Subordinated Bridge Facility bears interest at the Base Rate plus the applicable margin. The "Base Rate" means the higher of (1) the prime commercial lending rate of Chase Bank and (2) the federal funds rate plus 1/2 of 1%. The applicable margin for the Subordinated Bridge Facility is 4% initially, increasing by 1/2 of 1% at the end of each three month period ending after the closing of the Subordinated Bridge Facility. Interest will be payable quarterly in arrears.

       Loans under the Subordinated Bridge Facility are subject to certain mandatory prepayments out of (i) net proceeds from the issuance of subordinated debt or equity securities by USSC or any of its subsidiaries and (ii) net proceeds from asset sales (subject to exceptions), limited in the case of clause
(ii) to the amount in excess of the amount thereof required to be paid to the Senior Banks or to reduce commitments under the New Credit Facilities.

       The Subordinated Bridge Facility is not secured and is subordinated in right of payment to the New Credit Facilities. The Subordinated Bridge Facility is guaranteed by the Company, subject to the same subordination provisions described above.

       The definitive agreement for the Subordinated Bridge Facility includes representations and warranties, affirmative and negative covenants and events of default customary for financings of this type.

EQUITY INVESTMENT

       Associated obtained $12,000,000 prior to the consummation of the Offer from the sale of additional shares of Associated Common Stock to Wingate Partners, Wingate Partners II, L.P., a Delaware limited partnership ("Wingate II"), certain affiliates thereof, Chase Manhattan Investment Holdings, Inc. ("CMIHI"), and other holders of Associated Common Stock, which amount was used to finance in part the purchase of Shares pursuant to the Offer.

FEES AND EXPENSES

       An aggregate of approximately $35.1 million of fees and expenses was incurred by Associated and the Company in connection with the Acquisition. Such amounts include usual and customary fees and expenses for accounting, lending, financial advisory, dealer-manager, legal, printing, appraisal, consulting and related services, a substantial portion of which will be paid to Chase Bank and its affiliates.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

       In connection with the consummation of the Acquisition, pursuant to the terms of the Merger Agreement, seven of the nine directors of the Company and all but one of the five directors of USSC serving prior thereto were replaced by nominees designated by Associated. The directors of the Company designated by Associated comprise the persons who were the directors of Associated prior to the Acquisition. In addition, certain persons serving as executive officers of the Company or Associated prior to the Merger will no longer be serving in such capacity.

       Set forth below is certain information with respect to those individuals who are currently serving as members of the Boards of Directors and as executive officers of the Company and USSC.

          NAME            AGE                         POSITION
          ----            ---                         --------

Thomas W. Sturgess......   44  Director and Chairman of the Board of the Company
                               and USSC
Jeffrey K. Hewson.......   51  Director, President and Chief Executive Officer
                               of the Company and USSC
Michael D. Rowsey.......   42  Director and Executive Vice President of the
                               Company and USSC
Steven R. Schwarz.......   41  Director of USSC; Executive Vice President of the
                               Company and USSC
Daniel H. Bushell.......   43  Director and Vice President of USSC; Chief
                               Financial Officer and Assistant Secretary of the
                               Company and USSC
Gary G. Miller..........   44  Director of the Company; Vice President and
                               Secretary of the Company and USSC
James T. Callier, Jr....   59  Director of the Company
Daniel J. Good..........   54  Director of the Company
Frederick B. Hegi, Jr...   51  Director of the Company
James A. Johnson........   40  Director of the Company; Assistant Secretary of
                               the Company and USSC
Joel D. Spungin.........   56  Director of the Company

       Set forth below is a description of the backgrounds of the directors and executive officers of the Company and USSC. There is no family relationship between any directors or executive officers of the Company or USSC.

       THOMAS W. STURGESS became Chairman of the Board of Directors of the Company and USSC upon consummation of the Offer. Prior to the Merger, Mr. Sturgess served as Chairman of the Board and Chief Executive Officer of Associated since January 1992 and had been Chairman of the Board and Chief Executive Officer of ASI since December 1994. Mr. Sturgess has served since 1987 as a general partner of various entities affiliated with Wingate Partners ("Wingate entities"), including the indirect general partner of each of Wingate Partners and Wingate II. Mr. Sturgess currently serves as Chairman of the Board of Redman Industries, Inc., a manufactured housing producer ("Redman"), as well as RBPI Holding Corporation, a manufacturer and distributor of aluminum and vinyl windows ("RBPI"). He is a director of Loomis Armored Inc., a provider of armored car and related services ("Loomis"), AmeriStat Mobile Medical Services, Inc., a provider of ambulance services ("AmeriStat"), and Century Products Company, a manufacturer and distributor of baby seats and other juvenile products ("Century Products").

       JEFFREY K. HEWSON became President and Chief Executive Officer of the Company and USSC upon consummation of the Merger. Prior thereto, he was President and Chief Operating Officer of the Company and USSC since April 1991. He had been Executive Vice President of the Company and USSC since March 1990. Prior to that, he had been President of ACCO International's U.S. Division since 1989 and President of its Canadian Division since 1987. ACCO International is a manufacturer of traditional office products and a subsidiary of American Brands, Inc., which is a global consumer products holding company.

       MICHAEL D. ROWSEY was elected to the Board of Directors of the Company and USSC upon consummation of the Offer and became Executive Vice President of the Company and USSC upon consummation of the Merger. Prior to the Merger, Mr. Rowsey had been a director of Associated since 1992 and President and Chief Operating Officer of Associated since January 1992. From 1979 to January 1992, Mr. Rowsey served in various capacities with the Wholesale Division of Boise Cascade Office Products Corporation (predecessor of ASI), most recently as the North Regional Manager.

       STEVEN R. SCHWARZ was elected to the Board of Directors of USSC upon consummation of the Offer and became Executive Vice President of the Company and USSC upon consummation of the Merger. Prior thereto, he was Senior Vice President, Marketing of the Company since June 1992 and had previously been Senior Vice President, General Manager of the Company's MicroUnited Division ("MicroUnited") since 1990 and Vice President, General Manager, MicroUnited since September 1989. He had held a staff position in the same capacity since February 1987.

       DANIEL H. BUSHELL was elected to the Board of Directors of USSC upon consummation of the Offer and became Chief Financial Officer and Assistant Secretary of the Company and USSC and Vice President of USSC upon consummation of the Merger. Prior thereto, Mr. Bushell had been Chief Administrative and Chief Financial Officer of Associated and ASI since January 1992. From 1978 to January 1992, Mr. Bushell served in various capacities with ACE Hardware Corporation, most recently as Vice President of Finance.

       GARY G. MILLER was elected to the Board of Directors of the Company upon consummation of the Offer and became Vice President and Secretary of the Company and

USSC upon consummation of the Merger. Prior thereto, Mr. Miller had been a director of Associated since 1992 and Vice President and Secretary of Associated since January 1992. Mr. Miller also currently serves as President of Cumberland Capital Corporation ("Cumberland"), a private investment firm which is located in Fort Worth, Texas and is a stockholder of the Company. In addition, from 1977 to December 1993, Mr. Miller served as Executive Vice President, Chief Financial Officer and a director of AFG Industries, Inc., and its parent company, Clarity Holdings Corp. He is Chairman of the Board of CFData Corp., a nationwide provider of check collection and check verification services and is Vice President, Finance and Administration of Fore Star Golf, Inc., which was formed in 1993 to own and operate golf facilities.

       JAMES T. CALLIER, JR. was elected to the Board of Directors of the Company upon consummation of the Offer. Prior to the Merger, he had been a director of Associated since 1992. Mr. Callier is an indirect general partner of Wingate Partners, and has served as President of Callier Consulting, Inc., an investment management firm, since 1985. Mr. Callier currently serves as Chairman of the Board of Century Products, as a director of Redman, RBPI and Loomis and as an advisory director of Wingate II.

       DANIEL J. GOOD was elected to the Board of Directors of the Company upon consummation of the Offer. Prior to the Merger, he had been a director of Associated since 1992. Mr. Good is Chairman of Good Capital Co., Inc., a private investment firm and investment advisory firm founded in 1989 and located in Lake Forest, Illinois, which is a stockholder of the Company. Mr. Good is also Vice Chairman of Golden Cat Corporation, a producer and distributor of cat care products and a producer of industrial absorbent materials. Mr. Good serves on the Board of Directors of Supercuts, Inc. Prior to founding Good Capital, Mr. Good was managing director of the Merchant Banking Group of Shearson Lehman Hutton, Inc.

       FREDERICK B. HEGI, JR. was elected to the Board of Directors of the Company upon consummation of the Offer. Prior to the Merger, he had been a director of Associated since 1992. Mr. Hegi is a general partner of various Wingate entities, including the indirect general partner of each of Wingate Partners and Wingate II. Since May 1982, Mr. Hegi has served as President of Valley View Capital Corporation, a private investment firm. Mr. Hegi also currently serves as Chairman of the Board of Loomis Holding Corporation, the parent corporation of Loomis, Tahoka First Bancorp, Inc., a bank holding company, and Cedar Creek Bancshares, Inc., a bank holding company, and as a director of RBPI, Century Products, Lone Star Technologies, Inc., a diversified company engaged in the manufacturing of steel pipe and in commercial banking services, Cattle Resources, Inc., a manufacturer of animal feeds and operator of commercial cattle feedlots and various funds managed by InterWest Partners.

       JAMES A. JOHNSON was elected to the Board of Directors of the Company upon consummation of the Merger. Prior to the Merger, he had been a director of Associated since 1992. Mr. Johnson is a general partner of various Wingate entities, including the indirect general partner of each of Wingate II and Wingate Affiliates II, L.P. From 1980 until he joined Wingate Partners in 1990, Mr. Johnson served as a Principal of Booz-Allen & Hamilton, an international management consulting firm. Mr. Johnson currently serves as a director of Century Products and AmeriStat.

       JOEL D. SPUNGIN has served as a member of the Board of Directors of the Company since 1972 and prior to the consummation of the Offer was a member of the Board of Directors of USSC, and Chairman of the Board of Directors of the Company and USSC and prior to the Merger was Chief Executive Officer of the Company and USSC since August 1988. From October 1989 until April 1991, he was also President of the Company and USSC. Prior to that, since March 1987, Mr. Spungin was Vice Chairman of the Board and Chief Executive Officer of the Company and USSC. Previously, since August 1981, Mr. Spungin was President and Chief Operating Officer of the Company and USSC. He also serves as a director of AAR Corp.

       Approximately 77% of the Shares outstanding are held in a voting trust (the "Voting Trust") pursuant to a Voting Trust Agreement dated as of January 31, 1992, as amended (the "Voting Trust Agreement"). The trustees of the Voting Trust are Thomas W. Sturgess, Frederick B. Hegi, Jr., James A. Johnson, Daniel
J. Good and Gary G. Miller. The trustees of the Voting Trust hold all voting power to vote the Shares held in the Voting Trust and may act by a majority vote of the trustees. The trustees agree to vote all Shares in trust to elect a board of directors of the Company with (i) a least one representative designated by Good Capital, (ii) at least one representative designated by ASI Partners, L.P., the general partner of which is Cumberland, (iii) at least one representative designated by certain key executives (consisting of Michael D. Rowsey, Robert W. Eberspacher, Daniel J. Schleppe and Lawrence E. Miller) of the Company and (iv) such number of directors designated by Wingate Partners as will represent a majority of the total number of directors. The Voting Trust terminates on January 31, 2002 or upon the consummation of an underwritten public offering of the Shares which meets certain criteria specified in the Voting Trust Agreement. The Voting Trust Agreement does not apply to the election of directors of USSC, although by virtue of the power to elect the directors of the Company the trustees of the Voting Trust will indirectly have the power to elect the directors of USSC. Officers of the Company and USSC are elected by their respective Boards of Directors and hold office until their respective successors are duly elected and qualified.

       The Company's Restated Certificate of Incorporation provides that the Board of Directors of the Company shall be divided into three classes, each class as nearly equal in number as possible, and each term consisting of three years. The Directors currently in each class are as follows: Class I (having terms expiring in 1996) - Messrs. Good, Johnson and Hewson; Class II (having terms expiring in 1997) - Messrs. Sturgess, Hegi and Rowsey; and Class III (having terms expiring in 1998) - Messrs. G. Miller, Callier and Spungin.

                        OWNERSHIP OF VOTING SECURITIES

       The following table sets forth, based on information available to the Company as of March 30, 1995, certain information regarding the beneficial ownership of the Common Stock and the Series A, Series B and Series C Preferred Stock of the Company by (i) each person who is known to the Company to beneficially own more than 5% of any class of the Company's capital stock, (ii) each of the directors of the Company and USSC, (iii) certain executive officers of the Company and USSC, and (iv) all current directors and executive officers of the Company and USSC as a group.

                                          Common Stock(1)        Series A Preferred(2)   Series B Preferred(2)
                                    --------------------------  ----------------------  ----------------------
       Directors, Executive            Number        Percent      Number     Percent      Number     Percent
          Officers And                   Of            Of           Of         Of           Of         Of
        5.0% Stockholders              Shares        Class(3)     Shares     Class(3)     Shares     Class(3)
- ----------------------------------  --------------  ----------  ----------  ----------  ----------  ----------
Wingate Partners, L.P.............   2,788,095(4)      45.92%    3,148(5)     62.96%           --         --%
 750 N. St. Paul Street
 Suite 1200
 Dallas, Texas  75201
ASI Partners, L.P.................     870,444(6)      14.86     1,212(7)     24.24            --         --
 301 Commerce Street
 Suite 3300
 Fort Worth, Texas  76102
Cumberland Capital Corporation....     870,444(6)      14.86     1,212(7)     24.24            --         --
 301 Commerce Street
 Suite 3300
 Fort Worth, Texas  76102
Boise Cascade Corporation.........     281,844(8)       4.75       --         --            6,724     100.00
 One Jefferson Square
 Boise, Idaho  83702
Chase Manhattan Investment
 Holdings, Inc....................     617,254(9)      10.13       --         --               --         --
 1 Chase Manhattan Plaza
 New York, New York  10081
Affiliated Computer Services......           --        --          --         --               --         --
 2828 North Haskell Avenue
 Dallas, Texas  75204
Thomas W. Sturgess(10)............           --        --          --         --               --         --
Gary G. Miller(11)................           --        --          --         --               --         --
Daniel J. Good....................     102,434(12)      1.38       --         --               --         --
Jeffrey K. Hewson.................       1,039          *          --         --               --         --
Michael D. Rowsey(13).............      58,935(14)      1.00        55         1.09            --         --
Daniel J. Schleppe(13)............      56,462(15)      *           55         1.09            --         --
Steven R. Schwarz.................         315          *          --         --               --         --
Daniel H. Bushell.................      23,912(16)      *          --         --               --         --
James T. Callier, Jr. (10)........           --        --          --         --               --         --
Frederick B. Hegi, Jr.(10)........           --        --          --         --               --         --
James A. Johnson(10)(13)..........       9,586          *           15         *               --         --
Joel D. Spungin...................       6,686(17)      *          --         --               --         --
Robert W. Eberspacher(13).........      55,119(18)      *           55         1.09            --         --
All current directors and
executive officers as a
group (11) persons)(12)-(19).....    3,023,904(19)     49.29       233         4.66            --         --

                                     Series C Preferred(2)
                                    ----------------------
       Directors, Executive           Number     Percent
          Officers And                  Of         Of
        5.0% Stockholders             Shares     Class(3)
- ----------------------------------  ----------  ----------
Wingate Partners, L.P.............        --          --%
 750 N. St. Paul Street
 Suite 1200
 Dallas, Texas  75201
ASI Partners, L.P.................        --          --
 301 Commerce Street
 Suite 3300
 Fort Worth, Texas  76102
Cumberland Capital Corporation....        --          --
 301 Commerce Street
 Suite 3300
 Fort Worth, Texas  76102
Boise Cascade Corporation.........        --          --
 One Jefferson Square
 Boise, Idaho  83702
Chase Manhattan Investment
 Holdings, Inc....................        --          --
 1 Chase Manhattan Plaza
 New York, New York  10081
Affiliated Computer Services......    10,087      100.00
 2828 North Haskell Avenue
 Dallas, Texas  75204
Thomas W. Sturgess(10)............        --          --
Gary G. Miller(11)................        --          --
Daniel J. Good....................        --          --
Jeffrey K. Hewson.................        --          --
Michael D. Rowsey(13).............        --          --
Daniel J. Schleppe(13)............        --          --
Steven R. Schwarz.................        --          --
Daniel H. Bushell.................        --          --
James T. Callier, Jr. (10)........        --          --
Frederick B. Hegi, Jr.(10)........        --          --
James A. Johnson(10)(13)..........        --          --
Joel D. Spungin...................        --          --
Robert W. Eberspacher(13).........        --          --
All current directors and
executive officers as a
group (11) persons)(12)-(19).....         --          --

_________________


       *  Represents less than 1.0%.

(1) All Shares shown in the table, other than Shares beneficially owned by CMIHI, are held in the Voting Trust pursuant to the Voting Trust Agreement. See "Management -- Directors and Executive Officers." The trustees of the Voting Trust are Messrs. Sturgess, Hegi, Johnson, Good and G. Miller.
(2) Except under limited circumstances, the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are not entitled to vote. See "Description of Capital Stock -- Voting Rights."
(3) For purposes of calculating the beneficial ownership of each stockholder, it was assumed (in accordance with the Commission's definition of "beneficial ownership") that such stockholder had exercised all options or warrants by which such stockholder had the right, within 60 days following March 30, 1995, to acquire shares of such class of stock.
(4) Includes (i) 2,078,068 Shares owned by Wingate Partners, (ii) 452,898 Shares owned by Wingate II, (iii) 36,071 Shares owned by Wingate Affiliates and (iv) 7,828 Shares owned by Wingate Affiliates II, L.P. Also includes warrants exercisable for an aggregate of 213,230 Shares (or shares of Nonvoting Common Stock, $0.01 par value, of the Company ("Nonvoting Common Stock"), at the holder's option) purchased by such entities from one of Associated's former senior lenders.
(5) Includes (i) 3,094 Shares owned by Wingate Partners and (ii) 54 Shares owned by Wingate Affiliates.
(6) Includes (i) 715,226 Shares owned by ASI Partners, L.P., (ii) 78,152 Shares owned by ASI Partners II, L.P. and (iii) 77,066 Shares owned by Cumberland. Cumberland serves as the general partner of both ASI Partners, L.P. and ASI Partners II, L.P.
(7) Includes 1,212 shares of Series A Preferred Stock owned by ASI Partners, L.P., as to which Cumberland serves as general partner.
(8) Includes (i) 202,135 Shares owned by Boise Cascade Corporation and (ii) 79,709 Shares issuable upon exercise of a warrant.
(9) Consists of 237,757 Shares (or shares of Nonvoting Common Stock, at the holder's option) issuable upon exercise of warrants which are immediately exercisable at $0.01 per Share and 240,023 shares of Nonvoting Common Stock held by such holder and 139,474 shares of Nonvoting Common Stock to be issued upon consummation of the Sub-Debt Offering contemplated hereby. At the option of the holder, such warrants are to be exercisable for shares of Nonvoting Common Stock in lieu of Shares. Subject to certain restrictions applicable to nationally chartered bank and bank affiliate, the Nonvoting Common Stock is convertible at any time at the option of the holder into Shares for no additional consideration.
(10) Does not include shares owned by Wingate Partners, Wingate II, Wingate Affiliates or Wingate Affiliates II, L.P. Each of Messrs. Sturgess, Hegi and Callier is a general partner of Wingate Affiliates, and an indirect general partner of Wingate Partners and, accordingly, may be deemed to beneficially own the Shares owned of record by Wingate Partners and Wingate Affiliates. Each of Messrs. Sturgess, Hegi and Johnson is a general partner of Wingate Affiliates II, L.P. and an indirect general partner of Wingate II and, accordingly, may be deemed to beneficially own the Shares owned of record by Wingate II and Wingate Affiliates II, L.P.
(11) Does not include shares owned by ASI Partners, L.P., ASI Partners II, L.P. or Cumberland. Mr. Miller is President and a stockholder of Cumberland and, accordingly, may be deemed to beneficially own the shares owned of record by ASI Partners, L.P., ASI Partners II, L.P. and Cumberland.
(12) Includes warrants exercisable for an aggregate of 21,953 Shares (or shares of Nonvoting Common Stock, at the holder's option) purchased by Mr. Good from one of Associated's former senior lenders. Does not include 181,956 Shares owned by Good Capital. Mr. Good is Chairman and a controlling stockholder of Good Capital and, accordingly, may be deemed to beneficially own the shares owned of record by Good Capital.
(13) Includes Shares owned directly and by an individual retirement account for the sole benefit of such individual.
(14) Includes (i) 42,137 Shares owned by or for the benefit of Mr. Rowsey and
     (ii) 16,298 Shares issuable upon exercise of options which are, subject to certain restrictions, immediately exercisable at $2.90 per share.
(15) Includes (i) 42,221 Shares owned by or for the benefit of Mr. Schleppe and
     (ii) 14,241 Shares issuable upon exercise of options which are, subject to certain restrictions, immediately exercisable at $2.90 per share.

(16) Includes (i) 9,553 Shares owned by or for the benefit of Mr. Bushell and
     (ii) 14,359 Shares issuable upon exercise of options which are, subject to certain restrictions, immediately exercisable at $2.90 per share.
(17) Includes (i) 3,217 Shares owned by Mr. Spungin, (ii) an aggregate of 2,918 Shares owned by trusts and a partnership under Mr. Spungin's direction and
     (iii) an aggregate of 551 Shares owned by relatives of Mr. Spungin.
(18) Includes (i) 42,050 Shares owned by or for the benefit of Mr. Eberspacher and (ii) 13,069 Shares issuable upon exercise of options which are, subject to certain restrictions, immediately exercisable at $2.90 per share.
(19) Includes an aggregate of (i) 2,747,179 Shares owned by the current directors and executive officers of the Company and USSC, (ii) 41,452 Shares issuable upon exercise of options which are, subject to certain restrictions, immediately exercisable at $2.90 per share and (iii) 235,183 Shares issuable upon exercise of warrants which are immediately exercisable at $0.01 per Share.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

       (a) The information set forth in Item 1 above under "The Acquisition," "Financing the Acquisition," "Management" and "Ownership of Voting Securities" is incorporated herein by reference.

       (b) Since the consummation of the Mergers, USSC has been engaged in implementing its consolidation plan to integrate its business with the business of ASI. Through the integration of distribution facilities and product lines in a manner designed to enable USSC to offer its customers increased service and product availability, the Company expects to improve its competitive position. In addition, the Company plans to achieve cost savings and other benefits from the elimination of redundant or overlapping functions and facilities and by minimizing overlapping products.

              In implementing its consolidation plan, another critical objective will be to maintain and enhance customer relationships, service and marketing programs of the combined businesses. The Company and USSC's management ("Management") believes that the Company's experience integrating the acquisition of Stationers Distributing Company, Inc., together with Associated's experience integrating the acquisition of Lynn-Edwards Corp., each in 1992, will enhance the Company's ability to implement its strategy methodically and effectively while maintaining competitive levels of customer service.

              Management anticipates that the implementation of its consolidation strategy should result in significant cost savings and synergies which will enhance the Company's financial and operational performance. Management estimates that, upon phase-in of its consolidation plan over a 12-month period following the Acquisition, the Company expects to realize approximately $26.0 million per year in savings as a result of the successful implementation of its consolidation plan, although the Acquisition is likely to result in a reduction in rate of revenue growth for some period following the Acquisition as a result of the total or partial loss of some customers to competition.

              Consolidate Number of Product Offerings and Increase Volume. Management plans to consolidate the Company's product offerings by eliminating approximately 10,000 overlapping items from the catalogs that Management expects will be distributed in the fourth calendar quarter of 1995, while at the same time, adding more niche products, including more specialty items. In addition, following the Acquisition, USSC is expected to have substantially greater sales volume than either ASI or USSC separately prior to the Acquisition. Management believes that the Company will benefit by being able to (i) qualify for improved terms with vendors as a result of placing higher volume purchases among fewer suppliers, (ii) offer a more diverse product line, thereby enhancing end user purchasing options and (iii) achieve higher fill rates as a result of greater inventory and warehousing capacity.

              Consolidate Distribution Centers. Management has identified eight redundant distribution centers between ASI and the USSC prior to the Merger and plans to close such redundant facilities within 12 months of the Merger. Management believes that the Company will benefit by achieving cost reductions arising from the elimination of such facilities. After the elimination of such redundant distribution centers, the aggregate number of distribution centers will be 39, which is greater than the number of distribution centers operated by either company separately. Management believes that such increased number of USSC's distribution centers and, in some markets, the proximity of distribution centers to each other, ultimately will improve service levels and make additional inventory available through USSC's automated inventory management system and, as a result, improve the delivery services of USSC. In addition, the Company intends to achieve cost savings from the rationalized post-Merger operation of two distributions centers in each of the Chicago, Sacramento, Nashville, and Minneapolis/St. Paul market areas, where size of existing facilities requires, or demand is sufficient to support, multiple facilities.

              Reduce Corporate Overhead. Management has identified a number of corporate positions which it believes can be eliminated in the Company and plans to eliminate such positions and to close Associated's corporate headquarters. Management believes that the Company will benefit by realizing savings (phased in over a 12-month period) from reduced payroll, benefits and other related expenses derived from (i) the elimination of such positions, (ii) the closing of Associated's corporate headquarters and (iii) the consolidation of legal, audit and tax consulting functions of Associated and the Company prior to the Merger.

              Reduce Sales Representatives. Management plans to eliminate redundant sales positions where customer coverage overlaps. Within three months after the Merger, Management believes that the Company will benefit by savings from reduced payroll, benefits and other related expenses derived from the elimination of such positions.

              Expand Private Brand Products and Off-Shore Sourcing. Because of the cost advantages and popularity of the Company's Universal private brand products, Management plans to introduce the Universal line and off-shore sourced products in the traditional ASI distribution channels as well as use the combined volume of the Company after the Merger to enhance the Company's ability, when appropriate, to introduce new private brand products and, as appropriate, to source certain additional products off-shore. Management believes that the Company will benefit from such strategy by increasing sales of private brand and off-shore products, which should provide higher profit margins to both the reseller and the Company.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.


(a)                       INDEX TO FINANCIAL STATEMENTS

                                                                       Location
                                                                       --------
UNITED STATIONERS INC. AND SUBSIDIARIES

Report of Independent Public Accountants.................................   *
Consolidated Balance Sheets as of August 31, 1994 and August 31, 1993....   *
Consolidated Statements of Income for the years ended August 31, 1994,
 August 31, 1993 and August 31, 1992.....................................   *
Consolidated Statements of Changes in Stockholders' Investment for the
 years ended August 31, 1994, August 31, 1993 and August 31, 1992........   *
Consolidated Statements of Cash Flows for the years ended August 31,
 1994, August 31, 1993 and August 31, 1992...............................   *
Notes to Consolidated Financial Statements...............................   *
Condensed Consolidated Balance Sheets as of February 28, 1995 (unaudited)
 and August 31, 1994 (audited)...........................................  **
Condensed Consolidated Statements of Income for the Three Months Ended
 February 28, 1995 and February 28, 1994 and the Six Months Ended
 February 28, 1995 and February 28, 1994 (unaudited).....................  **
Condensed Consolidated Statements of Cash Flows for the Six Months Ended
 February 28, 1995 and February 28, 1994 (unaudited).....................  **
Notes to Condensed Consolidated Financial Statements (unaudited).........  **

- ---------
     * These Consolidated Financial Statements, related Notes and Report of Independent Accountants, appearing in the Company's Annual Report to Stockholders for the fiscal year ended August 31, 1994, pages 16 through 28, which Report is filed as Exhibit 13(a) to this Form 8-K, are incorporated herein by reference.

    ** These unaudited Condensed Consolidated Financial Statements and related Notes, appearing on pages 3 through 7 in the Company's Quarterly Report on Form 10-Q for the Quarterly Period Ended February 28, 1995, which Report is filed as
Exhibit 13(b) to this Form 8-K, are incorporated herein by reference.


ASSOCIATED HOLDINGS, INC. AND SUBSIDIARY

Report of Independent Public Accountants.................................  19
Consolidated Balance Sheets as of December 31, 1993 and 1994.............  20
Consolidated Statements of Income for the Period from Inception, January
 31, 1992, through December 31, 1992 and for the Years Ended December 31,
 1993 and 1994...........................................................  21
Consolidated Statements of Stockholders' Equity for the Period from
 Inception, January 31, 1992, through December 31, 1992 and for the Years
 Ended December 31, 1993 and 1994 .......................................  22
Consolidated Statements of Cash Flows for the Period from Inception,
 January 31, 1992, through December 31, 1992 and for the Years Ended
 December 31, 1993 and 1994..............................................  23
Notes to Consolidated Financial Statements...............................  24

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Associated Holdings, Inc.:

  We have audited the accompanying consolidated balance sheets of ASSOCIATED HOLDINGS, INC. (a Delaware corporation) AND SUBSIDIARY as of December 31, 1993 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows from inception, January 31, 1992 through December 31, 1992, and for the years ended December 31, 1993 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Associated Holdings, Inc. and subsidiary as of December 31, 1993 and 1994, and the results of their operations and their cash flows from inception, January 31, 1992, through December 31, 1992, and for the years ended December 31, 1993 and 1994 in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP
                                          Arthur Andersen LLP

Chicago, Illinois,
January 23, 1995 (except with
respect to the matters discussed
in Note 13 as to which the date
is February 13, 1995)

                    ASSOCIATED HOLDINGS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              DECEMBER 31,
                                                          -----------------
                         ASSETS                             1993     1994
                         ------                           -------- --------
CURRENT ASSETS:
  Cash................................................... $    991 $  1,849
  Accounts receivable, less allowance for doubtful
   accounts of $4,058 and $4,036, respectively...........   35,320   35,180
  Vendor and other receivables...........................    9,691    9,959
  Inventories............................................   82,618   88,197
  Other current assets...................................    3,053    3,795
                                                          -------- --------
    Total current assets.................................  131,673  138,980
                                                          -------- --------
PROPERTY, PLANT AND EQUIPMENT:
  Land...................................................    7,327    7,315
  Buildings..............................................   27,990   27,976
  Machinery and equipment................................   18,829   18,875
  Furniture and fixtures.................................    4,226    4,111
                                                          -------- --------
                                                            58,372   58,277
  Less -- Accumulated depreciation and amortization......    8,747   12,830
                                                          -------- --------
    Net property, plant and equipment....................   49,625   45,447
                                                          -------- --------
OTHER LONG-TERM ASSETS...................................    9,681    8,052
                                                          -------- --------
                                                          $190,979 $192,479
                                                          ======== ========
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
CURRENT LIABILITIES:
  Cash overdrafts........................................ $  9,145 $  9,597
  Current maturities of long-term debt...................    4,828    5,901
  Accounts payable.......................................   41,400   44,754
  Accrued liabilities....................................   16,734   18,994
  Other current liabilities..............................    2,264    3,280
                                                          -------- --------
    Total current liabilities............................   74,371   82,526
                                                          -------- --------
LONG-TERM OBLIGATIONS:
  Long-term debt, less current maturities................   71,940   58,279
  Deferred obligations and other long-term liabilities...   10,815    2,060
                                                          -------- --------
    Total long-term obligations..........................   82,755   60,339
                                                          -------- --------
REDEEMABLE PREFERRED STOCK (Note 7):
  Preferred Stock A, $0.01 par value; 15,000 authorized;
   5,000 issued and outstanding; 1,138 and 1,788,
   respectively, accrued.................................    6,138    6,788
  Preferred Stock B, $0.01 par value; 15,000 authorized;
   5,943 and 6,560, respectively, issued and outstanding.    5,943    6,560
  Preferred Stock C, $0.01 par value; 15,000 authorized;
   8,915 and 9,841, respectively, issued and outstanding.    8,915    9,841
                                                          -------- --------
                                                            20,996   23,189
                                                          -------- --------
STOCKHOLDERS' EQUITY (Note 8):
  Additional preferred stock, $0.01 par value; 200,000
   authorized; 0 issued and outstanding..................      --       --
  Common Stock Class A, $0.01 par value; 5,000,000
   authorized; 896,258, and 954,911 respectively, issued
   and outstanding; 0 and 5,435, respectively, accrued...        9       10
  Common Nonvoting Stock Class B, $0.01 par value;
   5,000,000 authorized; 0 issued and outstanding........      --       --
  Capital in excess of par...............................    8,766   17,879
  Warrants outstanding and accrued.......................    1,666    1,910
  Retained earnings......................................    2,416    6,626
                                                          -------- --------
    Total stockholders' equity...........................   12,857   26,425
                                                          -------- --------
                                                          $190,979 $192,479
                                                          ======== ========

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                    ASSOCIATED HOLDINGS, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                 PERIOD FROM
                                                  INCEPTION      YEAR ENDED
                                                   THROUGH      DECEMBER 31,
                                                 DECEMBER 31, -----------------
                                                     1992       1993     1994
                                                 ------------ -------- --------
NET SALES.......................................   $365,944   $462,531 $477,445
COST OF GOODS SOLD..............................    276,546    350,251  357,276
                                                   --------   -------- --------
    Gross profit................................     89,398    112,280  120,169
                                                   --------   -------- --------
OPERATING EXPENSES:
  Warehouse and distribution expenses...........     60,593     78,482   77,859
  Selling, general and administrative expenses..     19,296     23,792   25,161
                                                   --------   -------- --------
                                                     79,889    102,274  103,020
                                                   --------   -------- --------
    Income from operations......................      9,509     10,006   17,149
INTEREST EXPENSE................................      4,782      6,263    6,753
                                                   --------   -------- --------
    Income before income taxes..................      4,727      3,743   10,396
INCOME TAXES....................................      1,777        781    3,993
                                                   --------   -------- --------
    Net income..................................      2,950      2,962    6,403
PREFERRED STOCK DIVIDENDS ISSUED AND ACCRUED....      1,449      2,047    2,193
                                                   --------   -------- --------
    Net income attributable to common
     stockholders' equity.......................   $  1,501   $    915 $  4,210
                                                   ========   ======== ========
EARNINGS PER COMMON AND DILUTIVE COMMON
 EQUIVALENT SHARE...............................   $   1.32   $   0.78 $   3.51
                                                   ========   ======== ========
EARNINGS PER COMMON SHARE -- ASSUMING FULL
 DILUTION.......................................   $   1.32   $   0.78 $   3.49
                                                   ========   ======== ========



  The accompanying notes to consolidated financial statements are an integral part of these statements.

                    ASSOCIATED HOLDINGS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                               REDEEMABLE              NUMBER         CAPITAL
                            PREFERRED STOCK              OF             IN                             TOTAL
                          --------------------         COMMON  COMMON EXCESS   WARRANTS   RETAINED STOCKHOLDERS'
                            A      B      C     TOTAL  SHARES  STOCK  OF PAR  OUTSTANDING EARNINGS    EQUITY
                          ------ ------ ------ ------- ------- ------ ------- ----------- -------- -------------
JANUARY 31, 1992........  $5,000 $5,000 $7,500 $17,500 896,258  $ 9   $ 7,778   $1,231     $  --      $ 9,018
 Net income.............     --     --     --      --      --   --        --       --       2,950       2,950
 Stock dividends issued
  ($75.00 per share)....     --     384    577     961     --   --        --       --        (961)       (961)
 Stock dividends accrued
  (97.50 per share).....     488    --     --      488     --   --        --       --        (488)       (488)
 Payment on notes
  receivable from
  stockholders..........     --     --     --      --      --   --        947      --         --          947
 Issuance of warrants...     --     --     --      --      --   --        --       435        --          435
                          ------ ------ ------ ------- -------  ---   -------   ------     ------     -------
DECEMBER 31, 1992.......   5,488  5,384  8,077  18,949 896,258    9     8,725    1,666      1,501      11,901
 Net income.............     --     --     --      --      --   --        --       --       2,962       2,962
 Stock dividends issued
  ($100.00 per share)...     --     559    838   1,397     --   --        --       --      (1,397)     (1,397)
 Stock dividends accrued
  ($130.00 per share)...     650    --     --      650     --   --        --       --        (650)       (650)
 Payment on notes
  receivable from
  stockholders..........     --     --     --      --      --   --         41      --         --           41
                          ------ ------ ------ ------- -------  ---   -------   ------     ------     -------
DECEMBER 31, 1993.......   6,138  5,943  8,915  20,996 896,258    9     8,766    1,666      2,416      12,857
 Net income.............     --     --     --      --      --   --        --       --       6,403       6,403
 Stock dividends issued
  ($100.00 per share)...     --     617    926   1,543     --   --        --       --      (1,543)     (1,543)
 Stock dividends accrued
  ($130.00 per share)...     650    --     --      650     --   --        --       --        (650)       (650)
 Payment on notes
  receivable from
  stockholders..........     --     --     --      --      --   --         51      --         --           51
 Issuance of common
  shares................     --     --     --      --   58,653    1     8,999      --         --        9,000
 Common shares accrued..     --     --     --      --    5,435  --         63      --         --           63
 Warrants accrued.......     --     --     --      --      --   --        --       244        --          244
                          ------ ------ ------ ------- -------  ---   -------   ------     ------     -------
DECEMBER 31, 1994.......  $6,788 $6,560 $9,841 $23,189 960,346  $10   $17,879   $1,910     $6,626     $26,425
                          ====== ====== ====== ======= =======  ===   =======   ======     ======     =======

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                    ASSOCIATED HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                 PERIOD FROM
                                                  INCEPTION     YEAR ENDED
                                                   THROUGH     DECEMBER 31,
                                                 DECEMBER 31, ----------------
                                                     1992      1993     1994
                                                 ------------ -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................   $ 2,950    $ 2,962  $ 6,403
                                                   -------    -------  -------
  Adjustments to reconcile net income to net
   cash provided by (used in) operating
   activities--
    Depreciation and amortization...............     5,366      6,475    6,356
    Services provided under transition services
     agreement..................................     9,000        --       --
    Provision for noncurrent taxes..............     1,605        167      250
    Common shares accrued.......................       --         --        63
    Warrants accrued............................       --         --       244
    Changes in assets and liabilities, net of
     effects from purchase of Lynn-Edwards for
     the eleven months ended December 31, 1992--
      (Increase) decrease in accounts
       receivable...............................     7,582       (879)     140
      Increase in vendor and other receivables..    (6,322)    (2,368)    (268)
      Increase in inventory.....................   (11,111)   (14,998)  (5,579)
      Increase in other assets..................      (616)    (3,990)    (598)
      Increase (decrease) in accounts payable...    10,988     (5,493)   3,354
      Increase in accrued liabilities...........     4,740      1,381    2,260
      (Decrease) increase in other liabilities..    (4,423)    (1,449)   1,011
                                                   -------    -------  -------
        Total adjustments.......................    16,809    (21,154)   7,233
                                                   -------    -------  -------
        Net cash provided by (used in) operating
         activities.............................    19,759    (18,192)  13,636
                                                   -------    -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of net assets of BCOP (Note 1)....   (82,122)       --       --
  Acquisition of net assets of Lynn-Edwards
   (Note 1).....................................    (2,673)       313      --
  Acquisition costs.............................    (7,712)       (67)     --
  Capital expenditures..........................    (4,289)    (3,273)    (554)
  Other.........................................       --        (249)     --
                                                   -------    -------  -------
        Net cash used in investing activities...   (96,796)    (3,276)    (554)
                                                   -------    -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from initial capitalization--
    Revolver....................................    36,081        --       --
    Long-term debt..............................    30,000        --       --
    Issuance of common and preferred stock......    19,325        --       --
  Net borrowings (repayment) under revolver.....     2,230      9,500   (7,900)
  Increase in cash overdrafts...................     1,787      6,108      452
  Principal payments on debt....................    (8,067)    (3,446)  (4,827)
  Borrowings under financing agreements.........     2,987      2,000      --
  Collections from stockholders.................       947         41       51
                                                   -------    -------  -------
        Net cash provided by (used in) financing
         activities.............................    85,290     14,203  (12,224)
                                                   -------    -------  -------
NET CHANGE IN CASH..............................     8,253     (7,265)     858
CASH, beginning of period.......................         3      8,256      991
                                                   -------    -------  -------
CASH, end of period.............................   $ 8,256    $   991  $ 1,849
                                                   =======    =======  =======

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                    ASSOCIATED HOLDINGS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1994 AND 1993
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA )

1. BASIS OF PRESENTATION:
  Associated Holdings, Inc. ("AHI") and Associated Stationers, Inc. ("ASI"), a wholly owned subsidiary of AHI, both Delaware corporations (collectively the "Company"), were formed to acquire certain assets and assume certain liabilities (the "Acquisition") of the Wholesale Division of Boise Cascade Office Products Corporation ("BCOP").

  The Acquisition was consummated effective January 31, 1992, for approximately $87,122, of which $82,122 was paid in cash and $5,000 was paid in preferred stock. The transaction was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to acquired assets and liabilities based on their fair market values as of January 31, 1992, as follows:

      Cash and accounts receivable..................................... $36,774
      Inventory........................................................  50,324
      Other current assets.............................................     277
      Property, plant and equipment....................................  49,150
      Accounts payable................................................. (30,624)
      Accrued expenses and other liabilities........................... (18,779)
                                                                        -------
                                                                        $87,122
                                                                        =======

  On October 27, 1992, L. E. Acquisition Corp., a wholly owned subsidiary of ASI and a Delaware corporation, acquired all of the outstanding capital stock of Lynn-Edwards Corp. ("Lynn-Edwards"), a privately held office products wholesaler, for approximately $2,360. Lynn-Edwards was headquartered in Sacramento, California, and operated distribution centers in Sacramento and Los Angeles, California. On October 28, 1992, the L. E. Acquisition Corp. name was relinquished and the Lynn-Edwards Corp. name was assumed.

  The acquisition of Lynn-Edwards was effective as of September 30, 1992. The acquisition has been accounted for as a purchase transaction and, accordingly, the purchase price was allocated to assets and liabilities based on their estimated fair market values as of the effective date of the transaction. At October 1, 1992, the allocation was based on preliminary estimates of the fair value of the net assets. In July, 1993, agreement was reached with the selling shareholders of Lynn-Edwards regarding the final purchase price. The excess of the purchase price over the estimated fair value of net tangible assets acquired of $5,242 is being amortized on a straight-line basis over 40 years. On March 23, 1994, Lynn-Edwards was merged into ASI.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation

  The consolidated financial statements include AHI and its wholly owned subsidiary, ASI. The consolidated financial statements include Lynn-Edwards in the results of operations since its acquisition date. All significant intercompany accounts and transactions have been eliminated. Certain prior-year amounts have been reclassified to conform to the current-year presentation.

 Cash and Cash Equivalents

  Cash equivalents are composed of highly liquid investments with an original maturity of three months or less. As a result of the Company's cash management system, checks issued but not

                    ASSOCIATED HOLDINGS, INC. AND SUBSIDIARY presented to the banks for payment may create negative book cash balances. Such negative balances are classified as bank overdrafts.

 Inventory

  All inventory is purchased in a state ready for resale to customers and is considered finished goods. Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out ("FIFO") method for all inventory.

 Property, Plant and Equipment

  Property and equipment purchased by the Company through the acquisitions referred to in Note 1 are stated at fair market value on the date of acquisition as prescribed by the purchase method of accounting. Subsequent purchases of property and equipment are stated at cost.

  Depreciation and amortization are determined by using the straight-line method over the estimated useful lives of the fixed assets. The following useful lives are used for recording depreciation for financial reporting purposes:

      Buildings.........................                                40 years
      Machinery and equipment...........                              3-15 years
      Furniture and fixtures............                              3-10 years
      Assets held under capital lease... Lesser of useful lives or term of lease

  Repairs and maintenance are charged to expense as incurred.

 Software Capitalization

  Significant system development costs determined to have benefits for future periods are capitalized at cost. Software costs and software development costs of $513, $767 and $780 as of December 31, 1992, 1993 and 1994, respectively, were capitalized and subject to amortization. Amortization expense is recognized over the periods in which benefits are realized, generally not to exceed five years. Amortization expense for the eleven months ended December 31, 1992 and for the years ended December 31, 1993 and 1994, was $88, $128 and $157, respectively. Capitalized software, net of accumulated amortization, as of December 31, 1993 and 1994, was $551 and $407, respectively.

 Intangibles

  Intangible assets, included in other long-term assets on the accompanying consolidated balance sheets, consist principally of excess purchase price over net tangible assets of businesses acquired ("goodwill"). Goodwill is amortized on a straight-line basis over periods not exceeding 40 years. The Company continually evaluates whether events or circumstances have occurred indicating that the remaining estimated useful life of goodwill may not be appropriate. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the acquired business' undiscounted future operating income compared to the carrying value of goodwill to determine if a write-off is necessary. Gross goodwill as of December 31, 1993 and 1994 was $5,242. Accumulated goodwill amortization as of December 31, 1993 and 1994, was $164 and $295, respectively.

  The Company incurred legal and other direct costs in connection with the issuance of its outstanding debt. These transaction costs of $4,217 and $2,945 at December 31, 1993 and 1994, respectively, net of accumulated amortization, are included in other long-term assets. Accumulated transaction cost amortization as of December 31, 1993 and 1994, was $2,034 and $3,306, respectively. These costs are being amortized over the weighted average term of the related outstanding debt.

                    ASSOCIATED HOLDINGS, INC. AND SUBSIDIARY

 Income Taxes

  Effective January 31, 1992, the Company adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes." Accordingly, the Company records a provision for income taxes using the "liability" method of accounting for income taxes. Deferred tax assets and liabilities, less an appropriate valuation allowance, are recorded for all temporary differences between financial and tax reporting and are the result of differences in the timing of recognition of certain income and expense items for financial and tax accounting purposes. Deferred tax expense (benefit) results from the net changes during the year in the deferred tax assets and liabilities and the valuation allowance.

3. DEBT:

  Long-term debt consists of the following as of December 31, 1993 and 1994:

                                                                 1993     1994
                                                                -------  -------
      Revolver................................................. $47,810  $39,910
      Term loan--
        Tranche A, due in installments until December, 1996....  15,000   11,000
        Tranche B, due in installments from January, 1997
         until December, 1998..................................  10,000   10,000
      Original issue discount -- tranche B.....................    (582)    (443)
      Capital lease obligation, 8.87% interest rate............   2,540    2,052
      Equipment loan, 7.99% interest rate......................   2,000    1,661
                                                                -------  -------
                                                                 76,768   64,180
      Less -- Current maturities...............................  (4,828)  (5,901)
                                                                -------  -------
                                                                $71,940  $58,279
                                                                =======  =======

  In connection with the Acquisition, and as amended in connection with the acquisition of Lynn-Edwards, the Company entered into a $95,000 Second Amended and Restated Credit Agreement ("Credit Agreement"). The Credit Agreement consists of a $65,000 revolving credit facility ("Revolver"), a $20,000 term loan, Tranche A, and a $10,000 term loan, Tranche B ("Term Loan"). The proceeds of the Revolver and the Term Loan were used to fund the Acquisition, to fund the purchase of the outstanding capital stock of Lynn-Edwards, to pay off certain indebtedness of Lynn-Edwards at the acquisition date and to pay expenses related to these two transactions. In addition, proceeds were used to finance the working capital requirements of the combined companies.

  The Revolver provides for revolving credit loans up to the amount of the commitment based on eligible receivables and inventory, as defined in the Credit Agreement. Interest is payable at a rate per annum of 1 3/4% plus the higher of either the prime rate or 1/2% plus the federal funds rate, as defined. The Revolver terminates on January 31, 1997. Prepayments are required when cash flow, as defined, exceeds specified levels. The Revolver interest rates and outstanding amounts during the year and at the end of the year are as follows:

                                                  PERIOD FROM
                                                   INCEPTION     YEAR ENDED
                                                    THROUGH     DECEMBER 31,
                                                  DECEMBER 31, ----------------
                                                      1992      1993     1994
                                                  ------------ -------  -------
      Interest rate at end of year...............      7.75%      7.75%   10.25%
      Weighted average interest
       rate during year..........................      8.00%      7.75%    8.90%
      Average amount outstanding
       during year...............................   $26,811    $46,864  $39,556
      Maximum month-end balance
       during year...............................    36,081     58,510   53,810
                                                    =======    =======  =======

                    ASSOCIATED HOLDINGS, INC. AND SUBSIDIARY

  Term loan tranche A is payable in 57 monthly installments which commenced on April 30, 1992. Interest is payable at a rate per annum of 2% plus the higher of either the prime rate or 1/2% plus the federal funds rate, as defined. The weighted average interest rate was 8.25%, 8.00% and 9.15% during the eleven months ended December 31, 1992 and the years 1993 and 1994, respectively. The interest rate was 8.00% and 10.50% at December 31, 1993 and 1994, respectively.

  Term loan tranche B is payable in 24 monthly installments, commencing on January 31, 1997. Interest is payable at a rate per annum of 5% plus the higher of either the prime rate or 1/2% plus the federal funds rate, as defined. The weighted average interest rate was 11.25%, 11.00% and 12.15% during the eleven months ended December 31, 1992 and the years 1993 and 1994, respectively. The interest rate was 11.00% and 13.50% at December 31, 1993 and 1994, respectively.

  The Credit Agreement contains certain covenants and provisions which, among others, include restrictions on dividend payments, required levels of total capital, required ratio of current assets to current liabilities and restrictions on capital expenditures. Borrowings under the Credit Agreement are collateralized by substantially all of the real and personal property of the Company.

  The Company entered into a capital lease in December, 1992, for substantially all of the equipment at the Carol Stream warehouse facility. As of December 31, 1993 and 1994, assets recorded under this capital lease were approximately $3,002 with related accumulated amortization of $425 and $726, respectively. As of December 31, 1993 and 1994, total obligations under this capital lease were $2,540 and $2,052, respectively, of which $488 and $534 is recorded as a current liability, respectively. The lease agreement contains certain financial covenants and provisions, including a maximum level of debt to tangible net worth, a required level of tangible net worth, and a ratio of cash flow, as defined, to the current portion of long-term debt.

  In 1993, Lynn-Edwards entered into a $2,000 term loan to finance the purchase of capital equipment. The loan agreement contains certain financial covenants and provisions, including a maximum level of debt to tangible net worth, a required level of tangible net worth and a ratio of cash flow, as defined, to current portion of long-term debt. The loan is amortized over 60 equal installments.

  Debt maturities, excluding the original issue discount, for the five years following the period ended December 31, 1994, are as follows:

           1995...................................... $ 5,901
           1996......................................   6,980
           1997......................................  46,276
           1998......................................   5,466
           1999......................................     --
                                                      -------
                                                      $64,623
                                                      =======

  Maturities of long-term debt in 1997 include a balance under the Revolver of $39,910.

 Fair Market Value of Financial Instruments

  The carrying value of cash and cash equivalents and short-term debt approximates fair value because of the short-term maturity of the instruments. Management believes that the fair value of the Revolver and Term Loan approximates its carrying value as of December 31, 1993 and 1994, respectively, because the interest rate on the debt is a floating rate tied to the prime rate.

                    ASSOCIATED HOLDINGS, INC. AND SUBSIDIARY

4. LEASE OBLIGATIONS:

  The Company leases certain facilities under noncancelable operating leases expiring through July, 2004, with various renewal options.

  The following table shows future minimum annual lease commitments on noncancelable operating leases. The table excludes real estate taxes, insurance, maintenance and other costs related to the properties which are paid by the Company.

        1995........................................................... $ 2,696
        1996...........................................................   2,498
        1997...........................................................   1,940
        1998...........................................................   1,568
        1999...........................................................   1,449
        Thereafter.....................................................   3,804
                                                                        -------
        Total minimum lease payments................................... $13,955
                                                                        =======

  Rent expense for operating leases was approximately $1,590 for the eleven months ended December 31, 1992, and $2,711 and $2,952 for the years ended December 31, 1993 and 1994, respectively.

5. RETIREMENT BENEFITS:

 Defined Contribution Plan

  The ASI Profit Sharing and Savings Plan ("the Plan") is a Section 401(k) plan with a discretionary profit sharing component which commenced on April 1, 1992. The Plan and the trust established pursuant to the Plan are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") and qualify under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended. The Plan covers substantially all full-time employees of the Company. Pursuant to the Plan, the Company matched employee contributions in the amount of $0.50 for each $1.00 contributed through July, 1993, and $0.25 for each $1.00 contributed subsequently, up to an employee contribution maximum of 6.0% of compensation, as defined. The expense under the above plan was $256 for the eleven months ended December 31, 1992 and $435 and $277 for the years ended December 31, 1993 and 1994, respectively.

 Postretirement Benefits

  In December, 1990, the Financial Accounting Standards Board ("FASB") issued Standard No. 106, "Accounting for Postretirement Benefits Other Than Pensions." This standard requires that the expected cost of these postemployment benefits be charged to expense during the years that the employees render service. The Company does not offer postretirement benefits to its employees.

                    ASSOCIATED HOLDINGS, INC. AND SUBSIDIARY

6. INCOME TAXES:

  At January 31, 1992, the date of the Acquisition, the Company had a net deferred tax asset primarily due to the higher tax basis allocated to the net assets acquired, including intangible assets and certain reserves. A valuation allowance was established at the date of the Acquisition for the entire amount of the net deferred tax asset.

  For the eleven months ended December 31, 1992, and the years ended December 31, 1993 and 1994, and components of the provision for income taxes were as follows:

                                                   PERIOD FROM
                                                    INCEPTION    YEARS ENDED
                                                     THROUGH     DECEMBER 31,
                                                   DECEMBER 31, ---------------
                                                       1992      1993     1994
                                                   ------------ -------  ------
   Currently payable--
     Federal......................................   $ 1,584    $   227  $3,090
     State........................................       193        554     903
                                                     -------    -------  ------
       Total currently payable....................     1,777        781   3,993
                                                     -------    -------  ------
   Deferred, net--
     Federal......................................     1,107      1,012     166
     State........................................       163        148      24
     Valuation allowance reduction................    (1,270)    (1,160)   (190)
                                                     -------    -------  ------
       Total deferred, net........................       --         --      --
                                                     -------    -------  ------
   Provision for income taxes.....................   $ 1,777    $   781  $3,993
                                                     =======    =======  ======


  The components of the deferred income tax provision (benefit) were as follows:

                                                           DECEMBER 31,
                                                      -------------------------
                                                       1992     1993     1994
                                                      -------  -------  -------
   Accelerated tax depreciation...................... $   308  $   (42) $  (266)
   Amortization of intangible assets.................     822      897      897
   Acquisition accruals..............................   1,130      415      297
   Sales discounts and deferred revenue..............    (119)    (297)  (1,014)
   Other.............................................    (871)     187      276
   Valuation allowance reduction.....................  (1,270)  (1,160)    (190)
                                                      -------  -------  -------
   Provision (benefit) for deferred income taxes.....  $  --    $  --    $  --
                                                      =======  =======  =======

                    ASSOCIATED HOLDINGS, INC. AND SUBSIDIARY

  Reconciliations of the statutory federal income tax rates to the effective income tax rates were as follows:

                                  PERIOD FROM
                                   INCEPTION
                                    THROUGH
                                  DECEMBER 31,      YEARS ENDED DECEMBER 31,
                                 ---------------  -------------------------------
                                      1992             1993            1994
                                 ---------------  ---------------  --------------
                                           % OF             % OF            % OF
                                          PRETAX           PRETAX          PRETAX
                                 AMOUNT   INCOME  AMOUNT   INCOME  AMOUNT  INCOME
                                 -------  ------  -------  ------  ------  ------
Tax provision based on the
 federal statutory rate......... $ 1,607   34.0%  $ 1,273   34.0%  $3,535   34.0%
State and local income taxes --
  net of federal income tax
 benefit........................     197    4.2       492   13.2      607    5.8
Reserves........................   1,243   26.3       176    4.7       41     .4
Valuation allowance reduction...  (1,270) (26.9)   (1,160) (31.0)    (190)  (1.8)
                                 -------  -----   -------  -----   ------   ----
Provision for income taxes...... $ 1,777   37.6%  $   781   20.9%  $3,993   38.4%
                                 =======  =====   =======  =====   ======   ====

  The amounts of deferred tax assets and deferred tax liabilities at December 31, 1993 and 1994 were as follows:

                                                   DECEMBER 31,
                                      -----------------------------------------
                                             1993                 1994
                                      -------------------- --------------------
                                      ASSETS   LIABILITIES ASSETS   LIABILITIES
                                      -------  ----------- -------  -----------
   Depreciation and amortization....  $   --     $  603    $   --      $390
   Intangible assets................    2,766       --       1,869      --
   Allowance for doubtful accounts..    1,598       --       1,664      --
   Inventory reserves and
    adjustments.....................    1,433       --       1,264      --
   Accrued expenses.................    4,577       608      4,566      --
                                      -------    ------    -------     ----
                                       10,374     1,211      9,363      390
   Valuation allowance..............   (9,163)       --     (8,973)      --
                                      -------    ------    -------     ----

     Total..........................  $ 1,211    $1,211    $   390     $390
                                      =======    ======    =======     ====

7. REDEEMABLE PREFERRED STOCK:

  AHI has 245,000 authorized shares of preferred stock (nonvoting), consisting of 15,000 shares of $0.01 par value Class A preferred stock, 15,000 shares of $0.01 par value Class B preferred stock, 15,000 shares of $0.01 par value Class C preferred stock, and 200,000 shares of $0.01 par value Additional preferred stock. All preferred stock issued at the date of inception was valued at the amount of cash paid or assets received for the stock at $1,000 per share. As of December 31, 1993 and 1994, there were 5,000 shares of Class A preferred stock issued and outstanding, and 1,138 and 1,788 shares which have been accrued as dividends but not issued, respectively. As of December 31, 1993 and 1994, there were 5,943 and 6,560 shares of Class B preferred stock and 8,915 and 9,841 shares of Class C preferred stock issued and outstanding, respectively. There were no shares of Additional preferred stock issued and outstanding as of December 31, 1993 or 1994. These shares are senior in preference to the common stock of the Company.

  Class A preferred stock must be redeemed by the Company on July 31, 1999. Dividends are cumulative at a rate of 10% per annum, payable quarterly on April 30, July 31, October 31 and January 31. In the event that the Company does not pay dividends in cash, the dividend rate increases to 13%

                    ASSOCIATED HOLDINGS, INC. AND SUBSIDIARY per annum and is payable in stock. Class B and C preferred stock are junior in relation to the Class A preferred stock. During the eleven months ended December 31, 1992, 488 shares of Class A preferred stock were accrued but not issued. During each of the years ended December 31, 1993 and 1994, 650 shares of Class A preferred stock were accrued but not issued.

  Class B preferred stock must be redeemed by the Company on July 31, 1999. Class C preferred stock is redeemable in four equal quarterly installments on April 30, 2001, July 31, 2001, October 31, 2001, and January 31, 2002.
Dividends for both Class B and C are cumulative at a rate of 9% per annum. Dividends are payable quarterly on April 30, July 31, October 31 and January
31. In the event that the Company does not pay dividends in cash, the dividend rate increases to 10% per annum and is payable in stock. During the eleven months ended December 31, 1992, noncash dividends were declared and issued for both Class B and C preferred stock in the amount of 384 and 577 shares, respectively. During the year ended December 31, 1993, noncash dividends were declared and issued for both Class B and C preferred stock in the amount of 559 and 838 shares, respectively. During the year ended December 31, 1994, noncash dividends were declared and issued for both Class B and C preferred stock in the amount of 617 and 926 shares, respectively.

  Redemption of preferred stock, for the five years following the period ended December 31, 1994, are as follows:

             1995.............................     --
             1996.............................     --
             1997.............................     --
             1998.............................     --
             1999............................. $13,348

  All classes of preferred stock may be redeemed at the option of the issuer at any time. All classes of preferred stock have a redemption and liquidation value of $1,000 per share plus the aggregate of accrued and unpaid dividends on such shares to date.

8. STOCKHOLDERS' EQUITY:

 Common Stock and Warrants

  AHI has 10,000,000 authorized shares of common stock, consisting of 5,000,000 shares of $0.01 par value Class A voting common stock and 5,000,000 shares of $0.01 par value Class B nonvoting common stock. Each holder of Class A common stock is entitled to one vote for each share of common stock held of record by such holder. No dividends on common shares were accrued or paid for the eleven months ended December 31, 1992, or for the years ended December 31, 1993 and 1994. All common stock issued at the date of inception was valued at the amount of cash paid for the stock or, in the case of services rendered or to be rendered, at $10.00 per share.

  As of December 31, 1993 and 1994, the Company has 23,129 warrants outstanding which allow the holders to buy shares of AHI common stock at an exercise price of $1 per share. At the date of inception, these warrants were valued at $10.00 per warrant. In addition, 2,506 warrants have been accrued but not issued, as of December 31, 1994. These warrants were valued at $11.43 per warrant. The exercise period expires January 31, 2002.

  The Company also has 190,218 warrants ("Lender Warrants") outstanding as of December 31, 1993 and 1994, which allow the holders thereof to buy shares of AHI common stock at an exercise price of $0.01 per share. Of the Lender Warrants, 150,340 were valued at the date of inception at the negotiated amount of $6.65 per warrant while the remaining 39.878 warrants were valued at $10.92 per warrant. In addition, 18,821 additional Lender Warrants have been accrued but not issued, as of December 31, 1994. The exercise period expires January 31, 2002. These warrants were valued at $11.43 per warrant.

                    ASSOCIATED HOLDINGS, INC. AND SUBSIDIARY

   The Lender Warrants contain certain put rights which allow the holders thereof to put the Warrants to AHI upon the earlier of January 31, 1997 or the occurrence of certain extraordinary corporate events. The purchase price payable upon the exercise of the put rights is the greater of the then fair market value or equity value of the warrants, as defined, less the applicable exercise price of the warrants. Payment of the Lender Warrants can only occur after repayment of all debt outstanding under the Credit Agreement or with the consent of the lenders and/or agent under the Credit Agreement.

 Earnings Per Share

  The Company presents earnings per share on both a primary and fully diluted basis. Earnings per common and dilutive common equivalent share amounts were computed by dividing net income, after deducting dividends on preferred stock, by the weighted average number of common and dilutive common equivalent shares outstanding during the period. The weighted average number of shares includes the dilutive effect of warrants computed using the treasury stock method, as well as the common shares that would result from the conversion of the deferred obligation related to the TS Agreement.

  Earnings per common share assuming full dilution amounts were computed by dividing net income, after deducting dividends on preferred stock, by the weighted average number of fully diluted common shares outstanding during the period. The weighted average number of shares includes the dilutive effect of warrants computed using the treasury stock method, as well as the common shares that would result from the conversion of the deferred obligation related to the TS Agreement.

  For the eleven months ended December 31, 1992, and the year ended December 31, 1993 employee stock options (discussed in Note 9) were not included in either the weighted average number of common and dilutive common equivalent shares or the weighted average shares on a fully diluted basis, as they would have an anti-dilutive result. For the year ended December 31, 1994, the stock options of one employee were included in the weighted average share computations, as they had a dilutive result. The remainder of the employee stock options were not included in the weighted average share computations for the year ended December 31, 1994, as they would have an anti-dilutive effect.

  The net income, preferred stock dividends and shares used to compute primary and fully diluted earnings per share are presented in the following table.

                                                     PERIOD FROM
                                                      INCEPTION    YEAR ENDED
                                                       THROUGH    DECEMBER 31,
                                                     DECEMBER 31, -------------
                                                         1992      1993   1994
                                                     ------------ ------ ------
PRIMARY
  Net Income........................................    $2,950    $2,962 $6,403
  Preferred stock dividends issued and accrued......     1,449     2,047  2,193
                                                        ------    ------ ------
  Net income attributable to common stockholders'
   equity...........................................    $1,501    $  915 $4,210
                                                        ======    ====== ======
  Average number of common and dilutive common
   equivalent shares................................     1,139     1,171  1,199

FULLY DILUTED
  Net income........................................    $2,950    $2,962 $6,403
  Preferred stock dividends issued and accrued......     1,449     2,047  2,193
                                                        ------    ------ ------
  Net income attributable to common stockholders'
   equity...........................................    $1,501    $  915 $4,210
                                                        ======    ====== ======
  Average number of shares, assuming full dilution..     1,139     1,171  1,205

                    ASSOCIATED HOLDINGS, INC. AND SUBSIDIARY

9. EMPLOYEE STOCK OPTION AND AWARD PLANS:

  On January 31, 1992, the stockholders of AHI approved the adoption of the AHI 1992 Management Stock Option Plan (the "Plan"). The purpose of the Plan is to promote the interests of the Company and its shareholders by providing the officers and other key employees with additional incentive and the opportunity through stock ownership to increase their proprietary interest in the Company and their personal interest in its continued success. As of December 31, 1994, 86,735 shares of common stock have been authorized for grant under the Plan.

  Under the terms of the Plan, the option price at the time any option is granted will not be less than the fair market value per share. The shares granted to date have an exercise price of $10 per share and vest at a rate of 25% annually, subject to certain internal rate of return hurdles. As of December 31, 1994, six persons held such options. No options were exercisable as of December 31, 1994. Changes in stock options outstanding were as follows:

                                                                        SHARES
                                                                        -------
      Granted as of the date of Inception..............................  21,684
        Granted........................................................  31,585
        Exercised......................................................     --
        Expired or terminated..........................................     --
                                                                        -------
      Granted as of December 31, 1992..................................  53,269
        Granted........................................................     --
        Exercised......................................................     --
        Expired or terminated..........................................     --
                                                                        -------
      Granted as of December 31, 1993..................................  53,269
        Granted........................................................   4,163
        Exercised......................................................     --
        Expired or terminated.......................................... (25,904)
                                                                        -------
      Granted as of December 31, 1994..................................  31,528
                                                                        =======

10. SUPPLEMENTAL CASH FLOW DISCLOSURES:

  In addition to the information provided in the statement of cash flows, the following are supplemental disclosures of cash flow information for the eleven months ended December 31, 1992 and the twelve months ended December 31, 1993 and 1994;

                                                            1992   1993   1994
                                                           ------ ------ ------
      Cash paid during the year for--
        Interest.......................................... $4,694 $6,119 $6,588
        Income taxes......................................    135    630  2,118
                                                           ====== ====== ======

  The following are supplemental disclosures of noncash investing and financing activities for the eleven months ended December 31, 1992 and the twelve months ended December 31, 1993 and 1994;

  . In 1992, the Company issued common stock warrants, valued at $435, in connection with the acquisition of Lynn-Edwards.

  . On January 31, 1992, the Company issued common stock warrants valued at $1,231 for services rendered in connection with the Acquisition.

  . On January 31, 1992, the Company issued common stock valued at $462 for services to be rendered to ASI through 2002.

                    ASSOCIATED HOLDINGS, INC. AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)

  . On January 31, 1992, the Company issued common stock valued at $315 for services rendered in connection with the Acquisition.

  . On January 31, 1992, the Company issued Class A preferred stock valued at
    $185 for services rendered in connection with the Acquisition.

  . On January 31, 1992, the Company issued Class B preferred stock valued at
    $5,000 as partial payment for the Acquisition.

  . In 1994, the Company issued $9,000 of common stock to retire a $9,000 deferred obligation related to a Transition Services Agreement ("TS Agreement").

  . In 1994, the Company accrued $63 for common stock shares to be issued at less than fair market value.

  . In 1994, the Company accrued $244 for warrants which have an exercise price less than the fair market value of the common stock.


11. TRANSACTIONS WITH RELATED PARTIES:

  The Company has management and advisory services agreements with three investor groups which own the majority of AHI's Class A Common and Class A preferred stock. These investor groups provided certain financial advisory services to the Company in connection with the Acquisition, in exchange for an aggregate of $1,000, 31,480 shares of AHI common stock, and 185 shares of Class A preferred stock. These fees were paid and stock was issued in January 1992 upon consummation of the Acquisition.

  In addition, these same investor groups provide certain oversight and monitoring services to the Company, in exchange for management fees and out-of-pocket expenses. The expense related to the above agreements was $475 and $90 of out-of-pocket expenses for the eleven months ended December 31, 1992, $283 and $47 of out-of-pocket expenses for the year ended December 31, 1993 and $500 and $68 of out-of-pocket expenses for the year ended December 31, 1994. Pursuant to the Credit Agreement, the aggregate payments under these agreements cannot exceed $500 per year plus reasonable out-of-pocket expenses.

  In addition, on January 31, 1992, two of these same investor groups received an aggregate of 46,258 shares of AHI common stock (shares can be rescinded if the agreement is terminated prior to January 31, 2002) as deferred compensation for future services.

  On January 31, 1992, the Company entered into the TS Agreement with the holder of the Class B preferred stock (nonvoting). The TS Agreement stipulated that the Company receive certain services for between two months and two years from January 31, 1992. The services included dual facility services (including inventory purchases), information systems services and freight consolidation services. In return, the Company made monthly payments, as defined. Under this agreement, the Company purchased services of $21,000 (including inventory purchases of $13,175) during the eleven months ended December 31, 1992 and $1,980 and $825 during the twelve months ended December 31, 1993 and 1994, respectively. The TS Agreement also allowed for deferment of up to $9,000 in payments. During the eleven months ended December 31, 1992, the Company deferred $9,000 in payments. This deferred obligation is recorded in deferred obligations and other long-term liabilities on the balance sheet at December 31, 1993.

  During 1994, per the TS Agreement, the Company settled the obligation by issuing 58,653 shares of AHI Class A common stock to the holder of the Class B preferred stock.

                    ASSOCIATED HOLDINGS, INC. AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)

  The holder of the Class B preferred stock is also a supplier to the Company. The total inventory purchases from this supplier were $17,963 during the eleven months ended December 31, 1992 and $21,903 and $26,728 during the twelve months ended December 31, 1993 and 1994, respectively. As of December 31, 1993 and 1994, $1,413 and $2,293 were due to this supplier and recorded in trade accounts payable.

  The holder of the Class B preferred stock is also a customer of the Company. Net sales to this customer were $11,860 during the eleven months ended December 31, 1992 and $19,153 and $33,447 during the twelve months ended December 31, 1993 and 1994, respectively. Accounts receivable from this customer were $145 and $299 as of December 31, 1993 and 1994, respectively.

  On January 31, 1992, the Company entered into a data processing facilities management agreement with the holder of the Class C preferred stock (nonvoting). The agreement expires in July 2002, and has minimum monthly payments which began in August 1992, ranging from $522 to $689. Payments pursuant to the above agreement were $3,023 for the eleven months ended December 31, 1992 and $10,336 and $10,630 for the twelve months ended December 31, 1993 and 1994, respectively. The Company had prepaid $956 and $1,934 as of December 31, 1993 and 1994, respectively, for future services. In addition, $1,755 and $1,931 was accrued as of December 31, 1993 and 1994, respectively, for services provided which had not yet been billed. At December 31, 1994, the remaining aggregate minimum monthly payments over the term of the agreement were $50,078.

  Per the agreement, in the event the agreement is terminated for cause by the holder of the Class C preferred stock prior to expiration, the Company agrees to pay 80% of the remaining minimum monthly charges. In the event the agreement is terminated by the Company, the Company agrees to pay the lesser of $11,000 or 80% of the remaining minimum monthly charges, as well as the redemption or purchase of the Class C preferred stock as discussed in Note 7.

12. CONCENTRATION OF CREDIT RISK:

  The Company's principal customers are in the retail office supply industry. Their financial position has been considered in determining the Company's allowance for doubtful accounts.

13. SUBSEQUENT EVENT:

  On February 13, 1995, AHI and United Stationers Inc. ("USI") entered into a Merger Agreement. Under the terms of the Merger Agreement, the current shareholders of USI would receive $15.50 per share for 92.5% of their shares and the remaining 7.5% of their shares would represent (in aggregate) 20% of the common stock of the combined entity, which will continue to be publicly traded.

  In connection with the possible merger, ASI paid commitment fees to a lender subsequent to December 31, 1994.

(b)                 PRO FORMA COMBINED FINANCIAL INFORMATION

  The accompanying unaudited Pro Forma Combined Financial Statements are based on the historical financial statements of Associated and the Company after giving effect to the purchase accounting and other merger related adjustments relating to the Acquisition and assuming issuance and sale by USSC of $150,000,000 in senior subordinated notes (the "Assumed Sub-Debt Offering") and the application of the net proceeds therefrom to repay in full the Bridge Loan incurred in connection with the Acquisition and, assuming necessary consents are obtained, to redeem all of the outstanding shares of Series B Preferred Stock of the Company and to reduce outstanding amounts borrowed under the New Credit Facilities to the extent of the remaining net proceeds, all as described in Notes to Pro Forma Combined Financial Information. The Pro Forma Combined Balance Sheet is presented giving effect to the Acquisition and the Assumed Sub-Debt Offering and the refinancing of certain debt and redemption of certain preferred stock to be effected with the proceeds thereof, as described above, as if all such transactions had been consummated on December 31, 1994. The Pro Forma Combined Income Statement for the year ended December 31, 1994 is presented giving effect to (i) the Acquisition as if it had been consummated on January 1, 1994 and (ii) the refinancing of certain debt and redemption of certain preferred stock to be effected with the proceeds of the Assumed Sub-Debt Offering, as described above, as if such refinancing and redemption had been consummated one month after consummation of the Acquisition.

  Although the Company was the surviving corporation in the Merger, the transaction was treated as a reverse acquisition for accounting purposes with Associated as the acquiring corporation. Accordingly, the Pro Forma Combined Balance Sheet combines Associated as of December 31, 1994 with the Company as of November 30, 1994 (the date of its fiscal quarter ending nearest to December 31, 1994) and the Pro Forma Combined Income Statement combines Associated for its fiscal year ended December 31, 1994 with the Company for its twelve month period ended November 30, 1994. The Company's historical statement of income previously reported on a fiscal year ended August 31, 1994 has been adjusted to reflect the twelve month period ended November 30, 1994.

  The unaudited Pro Forma Combined Financial Statements are intended for informational purposes only and are not necessarily indicative of the future financial position or future results of operations of the Company after the Acquisition, or of the financial position or results of operations of the Company that would have actually occurred had the Acquisition occurred on the date or been in effect for the period presented.

  Pro forma interest expense included in the Pro Forma Combined Income Statement is based on historical interest rates in effect during the year ended December 31, 1994 in calculating the basis for variable rates. Average 30-day LIBOR in effect for the year ended December 31, 1994 ranged from 3.15% to 6.09%. The average prime rate during the three months ended March 31, 1994 was 6.02%. In comparison, at March 29, 1995, LIBOR was 6.125% and the prime rate was 9.0%. If the March 29, 1995 interest rates were used as base interest rates instead of the historical rates, pro forma interest expense for the Company would amount to $55.1 million instead of $47.8 million. Each 1/8 of 1% change in the base interest rate for variable rate debt has a $521 thousand effect on annual pro forma interest expense for the Company.

  The Pro Forma Combined Income Statement excludes (i) the extraordinary non-recurring write-off of approximately $2.2 million ($1.3 million net of tax benefit of $0.9 million) of financing costs and original issue discount relating to debt which will be retired and (ii) a non-recurring charge for restructuring of approximately $9.8 million ($5.9 million net of tax benefit of $3.9 million) for costs expected to be incurred in connection with integration and transition (e.g., severance and the cost of closing certain facilities operated by Associated prior to the Merger). Pro forma net income available to common stockholders and net income per common and common equivalent share exclude the charge to retained earnings to adjust Redeemable Warrants to the put value, due to the non-recurring nature of this charge. Approximately $14.6 million of additional integration and transition costs (e.g., severance and the cost of closing facilities operated by the Company prior to the Merger) will be recorded as additional costs of the Merger, in accordance with the purchase method of accounting. The above-referenced restructuring reserve and the purchase accounting reserve relating to the integration and transition expenses total $24.4 million and are included in the Pro Forma Combined Balance Sheet as a component of accrued and other current liabilities.

  The unaudited Pro Forma Combined Financial Statements and the accompanying notes should be read in conjunction with, and are qualified in their entirety by, the historical consolidated financial statements of the Company and Associated, including the related notes thereto, filed herewith.

              ASSOCIATED HOLDINGS, INC. AND UNITED STATIONERS INC.

                        PRO FORMA COMBINED BALANCE SHEET

                               DECEMBER 31, 1994
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                           ASSOCIATED        UNITED
                         HOLDINGS, INC.  STATIONERS INC.
                         AT DECEMBER 31, AT NOVEMBER 30,  PRO FORMA     PRO FORMA
                              1994            1994       ADJUSTMENTS     COMBINED
                         --------------- --------------- -----------    ----------
ASSETS
Current assets:
  Cash and cash
   equivalents..........    $  1,849        $  5,142      $     --      $    6,991
  Accounts receivable...      45,139         203,316            --         248,455
  Inventories...........      88,197         271,857         19,600 (a)    379,654
  Other current assets..       3,795          15,153          5,980 (b)     24,928
                            --------        --------      ---------     ----------
    Total current
     assets.............     138,980         495,468         25,580        660,028
Property, plant and
 equipment..............      45,447         126,919         51,086 (a)    223,452
Goodwill................       4,948          42,091         28,985 (c)     76,024
Other assets............       3,104          10,399         30,458 (d)     43,961
                            --------        --------      ---------     ----------
TOTAL ASSETS............    $192,479        $674,877      $ 136,109     $1,003,465
                            ========        ========      =========     ==========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......    $ 54,351        $120,425      $     --      $  174,776
  Accrued and other
   current liabilities..      22,274          87,720         34,119 (e)    144,113
  Short-term debt and
   current maturities of
   long-term debt.......       5,901          36,301        (25,206)(f)     16,996
                            --------        --------      ---------     ----------
    Total current
     liabilities........      82,526         244,446          8,913        335,885
Deferred income taxes...         --           17,142         13,857 (b)     30,999
Other liabilities.......       2,060           5,870         10,557 (g)     18,487
Total long-term debt....      58,279         156,345        329,672 (f)    544,296
Total redeemable
 preferred stock........      23,189             --          (6,560)(h)     16,629
Redeemable warrants.....         --              --          10,484 (i)     10,484
Stockholders' equity:
  Common stock..........          10           1,860         (1,269)(j)        601
  Additional paid in
   capital..............      17,879          91,894        (54,543)(j)     55,230
  Warrants..............       1,910             --          (1,679)(i)        231
  Retained earnings.....       6,626         157,463       (173,466)(k)     (9,377)
  Treasury stock........         --             (143)           143 (l)        --
                            --------        --------      ---------     ----------
    Total stockholders'
     equity.............      26,425         251,074       (230,814)        46,685
                            --------        --------      ---------     ----------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY...    $192,479        $674,877      $ 136,109     $1,003,465
                            ========        ========      =========     ==========

      See accompanying notes to Pro Forma Combined Financial Information.

              ASSOCIATED HOLDINGS, INC. AND UNITED STATIONERS INC.

                      PRO FORMA COMBINED INCOME STATEMENT

                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                  (UNAUDITED)
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                            ASSOCIATED       UNITED
                          HOLDINGS, INC. STATIONERS INC.
                           FOR THE YEAR  FOR THE TWELVE
                              ENDED       MONTHS ENDED
                           DECEMBER 31,   NOVEMBER 30,    PRO FORMA    PRO FORMA
                               1994           1994       ADJUSTMENTS    COMBINED
                          -------------- --------------- -----------   ----------
Net sales...............    $ 477,445      $1,504,625      $   --      $1,982,070
Cost of sales...........      357,276       1,181,541       (3,208)(m)  1,535,609
                            ---------      ----------      -------     ----------
Gross profit............      120,169         323,084        3,208        446,461
Warehouse, distribution,
 selling, general and
 administrative
 expenses...............      103,020         284,484      (16,987)(n)    370,517
                            ---------      ----------      -------     ----------
Income from operations..       17,149          38,600       20,195         75,944
Interest expense, net...       (6,753)        (11,155)     (29,883)(o)    (47,791)
Other income, net.......          --               86          --              86
                            ---------      ----------      -------     ----------
Income before income
 taxes..................       10,396          27,531       (9,688)        28,239
Income taxes............        3,993          10,763       (3,875)(p)     10,881
                            ---------      ----------      -------     ----------
Net income..............        6,403          16,768       (5,813)        17,358
Preferred Stock
 dividends issued and
 accrued................        2,193             --          (566)(q)      1,627
                            ---------      ----------      -------     ----------
Net income available to
 common Stockholders....    $   4,210      $   16,768      $(5,247)    $   15,731
                            =========      ==========      =======     ==========
Net income per common
 and common equivalent
 share:
  Primary...............    $    3.51      $     0.90                  $     2.30
                            =========      ==========                  ==========
  Fully diluted.........    $    3.49      $     0.90                  $     2.30
                            =========      ==========                  ==========
Weighted average common
 and common equivalent
 shares:
  Primary...............    1,199,000      18,589,209                   6,844,597
                            =========      ==========                  ==========
  Fully diluted.........    1,205,000      18,589,209                   6,844,597
                            =========      ==========                  ==========
OPERATING AND OTHER
 DATA:
  EBITDA*...............    $  23,505      $   60,100      $25,966     $  109,571
  EBITDA margin**.......          4.9%            4.0%         --             5.5%
  Depreciation and
   amortization.........    $   6,356      $   21,414      $ 5,771     $   33,541
  Capital expenditures,
   net..................          554           9,955          --          10,509
  Ratio of EBITDA to
   interest expense.....          3.5x            5.3x         --             2.3x
  Ratio of earnings to
  fixed charges***......          2.4x            3.0x         --             1.5x

- --------
  * EBITDA is defined as earnings before interest, taxes, depreciation and amortization and is presented because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
 ** EBITDA margin represents EBITDA as a percentage of net sales.
*** For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges consist of interest expense, net of interest income, including amortization of discount and financing costs and one-third of the operating rental expense which Management believes is representative of the interest component of rent expense.

       See accompanying notes to Pro Forma Combined Financial Information

             ASSOCIATED HOLDINGS, INC. AND UNITED STATIONERS INC.

               NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)

  The Pro Forma Combined Financial Statements have been prepared giving effect to the following:

  (1) Associated acquired 92.5% of the Company's outstanding Shares for $15.50 per Share, or an aggregate of approximately $266.6 million.

  (2) Outstanding options to purchase the Company's Shares were retired for $15.50 per share less the exercise price, or an aggregate of approximately $3.0 million.

  (3) Certain pre-Merger stockholders of Associated purchased 340,158 new shares of Associated Common Stock for $12.0 million prior to the Merger.

  (4) As a result of the Acquisition, stockholders of the Company whose Shares were not acquired in the Offer hold a 20.0% ownership interest in the Company after the Merger on a fully diluted basis. Chase Manhattan Investment Holdings, Inc. ("CMIHI") received a 2.0% ownership interest in the Company on a fully diluted basis. The Pro Forma Combined Financial Information assumes that CMIHI will be entitled to receive an additional 2.0% ownership interest on a fully diluted basis upon consummation of the Assumed Sub-Debt Offering. The remaining 76.0% of Shares of United on a fully diluted basis were allocated pro rata to pre-Merger holders of Associated Common Stock and warrants or options exercisable for Associated Common Stock. Shares of Associated Common Stock were converted into Shares of the Company in the Merger.

  (5) The total purchase price for the Company, including the ownership interest held by the pre-Merger stockholders of the Company not acquired in the Offer, based on the per share price of $15.50, plus transaction costs of $6.2 million was approximately $294.5 million. The purchase price has been preliminarily allocated to the net assets of the Company based on estimated fair values at the date of acquisition with the excess of cost over fair value allocated to goodwill. The purchase price allocation to property, plant and equipment is amortized over the estimated useful lives ranging from 3 to 40 years. Goodwill is amortized over 40 years.

      The total purchase price of the Company by Associated and its allocation to assets and liabilities acquired on a preliminary basis is as follows:

     Purchase price:
       Price of Shares purchased by Associated....................... $ 266,629
       Fair value of Shares not acquired in Offer....................    21,618
       Transaction costs ............................................     6,225
                                                                      ---------
         Total purchase price........................................ $ 294,472
                                                                      =========
     Allocation of purchase price on a preliminary basis:
       Current assets................................................ $ 509,610
       Property, plant and equipment.................................   178,005
       Goodwill......................................................    71,076
       Other assets..................................................     9,253
       Liabilities assumed...........................................  (473,472)
                                                                      ---------
         Total purchase price........................................ $ 294,472
                                                                      =========

  (6) The accrual by the Company on a pre-Merger basis of severance payments to be made to the Company's management personnel under existing employment contracts is assumed to have totaled $17.9 million. The non-recurring charge to net income recorded by the Company on a pre-Merger basis (i.e., in the period immediately preceding the period covered by the Pro Forma Combined Income Statement) for severance payments, the retirement of outstanding options to purchase Shares of the Company, transaction related costs incurred by the Company, fees for letters of credit related to severance payments, and prepayment penalties related to certain debt of the Company is assumed to have totaled $17.1 million, net of the tax benefit.

             ASSOCIATED HOLDINGS, INC. AND UNITED STATIONERS INC.

                                  (UNAUDITED)

  (7) The net proceeds from the Assumed Sub-Debt Offering are assumed to be used to refinance the Subordinated Bridge Facility in full and, on the assumption that necessary consents are obtained, to redeem all outstanding shares of Series B Preferred Stock and to reduce outstanding amounts under the New Credit Facilities to the extent of remaining net proceeds.

  (8) Pro forma interest expense has been calculated based upon pro forma debt levels and the applicable interest rates. The Subordinated Bridge Facility, which carries a variable interest rate based on the prime rate, is assumed to be outstanding for one month after the consummation of the Merger. Pro forma interest expense on the Subordinated Bridge Facility was calculated using an average prime rate of 6.0%. One month after the closing date, the Subordinated Bridge Facility is assumed to have been refinanced with a portion of the proceeds from the Assumed Sub-Debt Offering carrying an assumed fixed interest rate of 12.0%. For the Term Loan Facilities and the Revolving Credit Facility, pro forma interest expense was calculated on a monthly basis using as a base interest rate the average historical 30-day LIBOR in effect for the month. Average monthly LIBOR in effect for the year ended December 31, 1994 ranged from 3.15% to 6.09%. Using 30-day LIBOR and the prime rate each as of March 29, 1995 (6.125% and 9.0%, respectively) as the base interest rates would increase pro forma interest expense by $7.3 million. Each 1/8 of 1% change in the base interest rate for variable rate debt has a $521 thousand effect on annual pro forma interest expense.

  (9) Estimated cost savings of $26 million that USSC expects to realize from the actions that Management has committed to undertake pursuant to its consolidation plan that has been approved by the Board of Directors of USSC have been reflected in the Pro Forma Combined Income Statement as if the USSC consolidation plan had been implemented in full as of January 1, 1994. USSC plans to implement its consolidation plan over a 12-month period following the Acquisition. See footnotes (m) and (n) below.


  (10) Income taxes have been provided for all adjustments at an assumed rate of 40.0%.

  (11) In computing per share information, dividends on preferred stock are assumed to have been paid in preferred shares at the rate of 13.0% per annum for Series A Preferred Stock and 10.0% per annum for Series B and Series C Preferred Stock. Series B Preferred Stock is assumed to have been outstanding for only one month. The preferred stock dividends reduce the net income available to common stockholders by $1.6 million.

              ASSOCIATED HOLDINGS, INC. AND UNITED STATIONERS INC.

                                  (UNAUDITED)

  Pro forma adjustments reflect estimates which will be refined as additional information is obtained, particularly in the areas of fair value of plant, property and equipment and related depreciation, liabilities for facilities to be closed and other transitional matters.

  Pro forma adjustments have been made to the Pro Forma Combined Balance Sheet to reflect the following (in thousands):

    (a) Adjusts inventory and plant, property and equipment to fair value.

    (b) Records deferred taxes relating to the pro forma adjustments.

    (c) Eliminates the Company's historical goodwill and records goodwill originating from Associated's acquisition of the Company.

      The Company's historical goodwill............................... $(42,091)
      Goodwill originating from Associated's acquisition of
       the Company....................................................   71,076
                                                                       --------
                                                                       $ 28,985
                                                                       ========

    (d) Reflects (i) adjustment of prepaid pension cost to the amount by which plan assets exceed the projected benefits obligations for the Company's pension plans, (ii) write-off (extraordinary) of financing costs for Associated's pre-Acquisition debt which was retired, and (iii) financing costs related to Associated's acquisition of the Company and the Assumed Sub-Debt Offering.

      Adjustment to prepaid pension cost.............................. $(1,146)
      Write-off (extraordinary) of unamortized financing costs........  (1,795)
      Financing costs relating to the acquisition of the Company......  33,399
                                                                       -------
                                                                       $30,458
                                                                       =======

    (e) Reflects (i) current portion of severance payments to be made to the Company's management personnel under existing employment contracts, (ii) bank fees for letters of credit relating to the aforementioned severance payments,
  (iii) cost of closing certain facilities and termination benefits for certain employees, (iv) prepayment penalty (extraordinary) on debt of the Company that was retired, and (v) adjustment to income taxes payable for the write-off of financing costs and original issue discount.

      Severance payments (current portion)............................. $ 9,549
      Bank fees........................................................     561
      Closing of facilities and termination benefits...................  24,438
      Prepayment penalty (extraordinary)...............................     481
      Income taxes payable.............................................    (910)
                                                                        -------
                                                                        $34,119
                                                                        =======

    (f) Reflects retirement of historical debt and issuance of new debt in connection with the Acquisition and the Assumed Sub-Debt Offering.

      Associated's current debt retired.............................  $  (5,000)
      United's current debt retired.................................    (36,206)
      New debt issued at date of Acquisition (current portion)......     16,000
                                                                      ---------
        Adjustment to current maturities of long-term debt..........  $ (25,206)
                                                                      =========
      Associated's long-term debt retired...........................  $ (55,910)
      The Company's long-term debt retired..........................   (124,066)
      New debt issued at date of Acquisition (less current portion).    498,145
      Write-off (extraordinary) of original issue discount relating
       to retired debt..............................................        443
      Debt retired with proceeds from Assumed Sub-Debt Offering.....   (138,940)
      Notes offered in the Assumed Sub-Debt Offering................    150,000
                                                                      ---------
        Adjustments to long-term debt...............................  $ 329,672
                                                                      =========

              ASSOCIATED HOLDINGS, INC. AND UNITED STATIONERS INC.

                                  (UNAUDITED)

    (g) Reflects (i) the non-current portion of severance payments to be made to the Company's management personnel under existing employment contracts,
  (ii) the projected benefits obligation relating to the Company's Supplemental Benefits Plan, and (iii) the accumulated postretirement benefit obligation of the Company.

      Severance payments (non-current portion)......................... $ 8,326
      Projected benefits obligation....................................     410
      Accumulated postretirement benefit obligation....................   1,821
                                                                        -------
                                                                        $10,557
                                                                        =======

    (h) Reflects (i) exchange of Associated's redeemable preferred stock for redeemable preferred stock of the Company and (ii) redemption of Series B redeemable preferred stock of the Company (assuming necessary consents are obtained).

      Associated's redeemable preferred stock........................ $(23,189)
      Issuance of redeemable preferred stock of the Company..........   23,189
      Retirement of Series B redeemable preferred stock..............   (6,560)
                                                                      --------
                                                                      $ (6,560)
                                                                      ========

    (i) Reclassification of certain warrants ("Redeemable Warrants") and adjustment to record Redeemable Warrants at the put value as the Acquisition constitutes a specified extraordinary corporate event allowing the holders thereof to put the warrants to the Company. The holders of the Redeemable Warrants, however, have agreed not to put the warrants before February 1996. Pursuant to the terms of the Warrant Agreement under which the Redeemable Warrants were issued, as amended, the Company is not obligated to honor such a put if a default would result under the New Credit Agreement. The New Credit Agreement prohibits any repurchase of the Redeemable Warrants by the Company without the consent of the Senior Lenders. The accretion of the Redeemable Warrants from book value to put value was charged to retained earnings in the period the Acquisition was consummated and has been reflected in the Pro Forma Combined Balance Sheet (see note (k)). The charge to retained earnings, however, has not been reflected in the Pro Forma Combined Income Statement for purposes of arriving at net income available to common stockholders because of the non-recurring nature of the charge.

    (j) Reflects (i) purchase of additional shares of Associated Common Stock, (ii) exchange of Associated Common Stock for Shares, (iii) adjustment for Shares not acquired in the Offer, and (iv) adjustment to additional paid in capital.

      Purchase of Associated Common Stock............................  $      3
      Elimination of Associated Common Stock.........................       (13)
      Elimination of Company Common Stock............................    (1,860)
      Common stock of the Company (Shares purchased by Associated)...       434
      Common stock of the Company (Shares issued to CMIHI)...........        28
      Common stock of the Company (representing Shares not acquired in
       Offer)........................................................       139
                                                                       --------
        Adjustment to common stock...................................  $ (1,269)
                                                                       ========
      Purchase of Associated Common Stock............................  $ 11,997
      Elimination of the Company's additional paid in capital........   (91,894)
      Additional paid in capital (adjustment for par value of Shares
       purchased by Associated)......................................      (421)
      Additional paid in capital (Shares issued to CMIHI)............     4,296
      Additional paid in capital (representing Shares not acquired in
       Offer)........................................................    21,479
                                                                       --------
        Adjustment to additional paid in capital.....................  $(54,543)
                                                                       ========

              ASSOCIATED HOLDINGS, INC. AND UNITED STATIONERS INC.

        NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION -- (CONCLUDED)
                                  (UNAUDITED)

    (k) Reflects (i) elimination of the Company's retained earnings; (ii) expense (net of tax) relating to the write-off of financing costs and original issue discount for Associated's debt which was retired, (iii) estimated expense (net of tax) relating to the restructuring reserve, and (iv) accretion related to Redeemable Warrants (see note(i)).

      Elimination of the Company's retained earnings................ $(157,463)
      Write-off (extraordinary) of financing costs relating to debt
       to be retired (net of tax effect of $718)....................    (1,077)
      Write-off (extraordinary) of original issue discount relating
       to debt to be retired (net of tax effect of $177)............      (266)
      Restructuring reserve (net of tax effect of $3,904)...........    (5,855)
      Accretion relating to Redeemable Warrants.....................    (8,805)
                                                                     ---------
                                                                     $(173,466)
                                                                     =========

    (l) Reflects retirement of the Company's Treasury Shares.

  Pro forma adjustments have been made to the Pro Forma Combined Income Statement to reflect the following (in thousands);

    (m) Reflects estimated cost savings due to an increase in credits received from vendors as a result of increased purchase volumes with such vendors.

    (n) Reflects (i) estimated cost savings as a result of actions that the Company expects to undertake pursuant to a plan that has been approved by the Board of Directors of USSC and (ii) incremental depreciation and amortization. The Company's plan to achieve the cost savings includes eliminating eight redundant distribution centers, reducing corporate overhead and eliminating redundant sales representatives. USSC is committed to effect this plan within one year of the acquisition.

      Decrease in selling expenses due to reductions in combined sales force................................................... $ (3,840)
      Decrease in warehouse and distribution expenses due to closing
       of duplicate facilities.......................................   (8,873)
      Decrease in general and administrative expenses due to
       elimination of duplicate corporate overhead...................  (10,045)
      Incremental amortization of goodwill...........................      662
      Incremental depreciation of plant, property and equipment......    5,109
                                                                      --------
                                                                      $(16,987)
                                                                      ========

    (o) Adjusts interest expense for the following:

      Incremental interest expense on debt...........................  $(27,703)
      Amortization of financing costs and original issue discount
       relating to retired debt......................................     1,277
      Amortization of financing costs................................    (2,593)
      Accretion of interest on liability recorded relating to
       severance payments to be made to the Company's management
       personnel under existing employment contracts.................      (864)
                                                                       --------
                                                                       $(29,883)
                                                                       ========

    (p) Reflects income tax effect of the pro forma adjustments.

    (q) Reflects adjustment of preferred stock dividends to reflect retirement of Series B Preferred Stock.

(c) Exhibits

          Exhibit
          Number                          Description
          -------                         -----------

            1                          Not Applicable.

            2                        * Agreement and Plan of Merger, dated as
                                       of February 13, 1995, between the Company and Associated (previously filed as
                                       Exhibit 2 to the Company's Solicitation/
                                       Recommendation Statement on Schedule
                                       14D-9 dated February 21, 1995).

            4                          Not Applicable.

           13(a)                     * Annual Report to Stockholders for the
                                       fiscal year ended August 31, 1994
                                       (previously filed as Exhibit 13 to the
                                       Company's Annual Report on Form 10-K
                                       dated November 22, 1994).

           13(b)                     * Quarterly Report on Form 10-Q for the
                                       Quarterly Period Ended February 28, 1995
                                       (previously filed with the Commission on April 13, 1995).

           16                          Not Applicable.

           17                          Not Applicable.

           20                          Not Applicable

           23                          Not Applicable

           24                          Not Applicable.

           27                          Not Applicable.

         --------
               * Incorporated by reference - For Exchange Act filings,
                 see SEC File No. 0-10653

                                   SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              UNITED STATIONERS INC.



Date:  April 14, 1995                         By: /s/  Thomas W. Sturgess
                                                  _____________________________
                                                       Thomas W. Sturgess
                                                       Chairman of the Board

                            UNITED STATIONERS INC.
                               INDEX TO EXHIBITS


          Exhibit
          Number                          Description
          -------                         -----------

            1                          Not Applicable.

            2                        * Agreement and Plan of Merger, dated as
                                       of February 13, 1995, between the Company and Associated (previously filed as
                                       Exhibit 2 to the Company's Solicitation/
                                       Recommendation Statement on Schedule
                                       14D-9 dated February 21, 1995).

            4                          Not Applicable.

           13(a)                     * Annual Report to Stockholders for the
                                       fiscal year ended August 31, 1994
                                       (previously filed as Exhibit 13 to the
                                       Company's Annual Report on Form 10-K
                                       dated November 22, 1994).

           13(b)                     * Quarterly Report on Form 10-Q for the
                                       Quarterly Period Ended February 28, 1995
                                       (previously filed with the Commission on April 13, 1995).

           16                          Not Applicable.

           17                          Not Applicable.

           20                          Not Applicable

           23                          Not Applicable

           24                          Not Applicable.

           27                          Not Applicable.

         --------
               * Incorporated by reference - For Exchange Act filings,
                 see SEC File No. 0-10653